U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

(Post-Effective Amendment No. 3 to Form S-1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYIOS Corporation

(Exact name of Registrant as specified in its charter)

NEVADA	03-7392107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1300 Pennsylvania Avenue, Ste 700 Washington, DC 20004	American Corporate Enterprises, Inc. 123 West Nye Ln. Ste 129
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: 202-204-3006

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|	Accelerated filer |__|	Non-accelerated filer |__|	Smaller reporting company |X|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:

Scott P. Doney, Esq.

3273 E. Warm Springs Rd., Las Nevada 89120

Phone: (702) 312-6255 / Fax: (702) 944-7100

Explanatory Note

The Registrant files this post-effective amendment number one to its Registration Statement on Form S-1 (No. 333-165941) as initially filed with the Securities and Exchange Commission on April 8, 2010. This amendment includes the audited financial statements for the fiscal years ended December 31, 2010 and 2009 filed with the Registrant’s Annual report on Form 10-K with the Securities and Exchange Commission on April 15, 2011. This amendment also includes the unaudited financial statements for the period ended June 30, 2011 filed with the Registrant’s Quarterly Report on Form 10-Q/A with the Securities and Exchange Commission on August 26, 2011.

The Registrant previously paid a registration fee of $14.97 in connection with the filing of the initial registration statement on Form S-1 (No. 333-165941) filed with the Securities and Exchange Commission on April 8, 2011. The Registrant has increased the price per share in this offering from $0.06 to $0.07. Thus, the new registration fee amount is $28.44, which the Registrant paid at the time of filing this amendment.

No shares offered in this post-effective amendment were previously sold under the Registration Statement on Form S-1 (No. 333-165941) as initially filed with the Securities and Exchange Commission on April 8, 2010. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to Completion dated September 21, 2011

CYIOS Corporation

3,500,000 Shares

Common Stock

This prospectus relates to the resale of up to 3,500,000 shares of the common stock of CYIOS Corporation, a Nevada corporation, by Auctus Private Equity Fund, LLC, a Cayman Island exempted company (“ Auctus ” or “Selling Security Holder”), a selling shareholder pursuant to Drawdown Notice under a Drawdown Equity Financing Agreement (the “ Drawdown Equity Financing Agreement ” or “DEFA”), also referred to as an Equity Line of Credit, that we have entered into with Auctus. The Drawdown Equity Financing Agreement permits us to sell shares of our common stock to Auctus enabling us to drawdown up to $7,000,000 million from Auctus. The registration statement covers the offer and possible sale of approximately $175,000 based on the most recent market price of $.05 before the discount offered to Auctus. We will not receive any proceeds from the sale of these shares of common stock offered by Auctus. However, we will receive proceeds from the sale of securities pursuant to each Drawdown Notice we send to Auctus. We will bear all costs associated with this registration.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Auctus will pay us 94% of the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Equity Financing Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "CYIO.OB." On November 10, 2011, the closing sale price of our common stock was $0.05 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: November 10, 2011

Summary

This summary highlights information described more fully elsewhere in this prospectus. You should read the entire prospectus carefully. In this prospectus, "CYIOS," the "Company," "CYIOS Corp," "we," "us" and "our" refer to CYIOS Corporation, a Nevada corporation.

CYIOS® Corporation (“we”, “us”, “our”, “CYIOS®” or the “Company”) was incorporated under the laws of the state of Nevada on October 13, 1997 as Halo Holdings of Nevada, Inc., for purposes of acquiring Halo Holdings, Inc., a Delaware corporation, operating in the aviation and extreme sports entertainment industries. In March 1999, we sold our extreme sports division. Between February 1999 and April 1999 we acquired three operating entities engaged in the business of providing integrated internet access and professional consulting services, and, on July 9, 1999, we changed our name to A1 Internet.com, Inc. to more accurately reflect our then-current operations. In June 2000, in addition to our other operations, we entered into the business of providing long distance services. In December 2000, we discontinued the operations of several of our subsidiaries which were not focused on our then-core competencies, and on October 15, 2001 we changed our name to WorldTeq Group International, Inc. (“WorldTeq”).

Effective April 7, 2005 we completed a 1-for-30 reverse stock split of our outstanding shares of common stock and changed our name to China Print, Inc., in anticipation of entering into an agreement and plan of merger with Harbin Yinhai Technology Development Company Ltd., a People’s Republic of China company (“HYT”). In June of 2005, the transaction with HYT was terminated.

On September 19, 2005, we entered into an agreement with CYIOS Corporation, a District of Columbia corporation (“CYIOS® DC”), and Timothy Carnahan, whereby we acquired 100% of the issued and outstanding capital stock of CYIOS® DC in exchange for 19,135,000 shares or our common stock. On September 27, 2005 we changed our name to CYIOS® Corporation.

Our principal executive offices are located at 1300 Pennsylvania Avenue, Suite 700, Washington, DC 20004. Our phone number is 202-204-3006. Our fiscal year end is December 31.

The transaction with Auctus

This prospectus relates to the resale of up to 3,500,000 shares of our common stock by Auctus (Investor). Auctus will obtain our common stock pursuant to a Drawdown Equity Financing Agreement (“DEFA”), effective March 24, 2010, entered into by Auctus and CYIOS. The company has paid the Auctus Seventy Five Hundred Dollars ($7,500) in cash and has also issued to the Investor One Hundred Thousand (100,000) Shares of Restricted Common Stock as a non-refundable origination fee.

In connection with the DEFA, the Company has agreed to issue and sell to Auctus, and Auctus has committed to purchase from the Company, up to $7,000,000 worth of the Company’s common stock (“Shares”), par value $0.0001 per share over a three year period. At the date of filing, we may not obtain the full $7,000,000 in funding as our average trading price is too low. The $7,000,000 was the amount of funding in the DEFA because this was the amount Auctus agreed to offer the Company. There is no assurance that the market price of our commons stock will increase substantially in the near future. The number of commons shares that remains issuable is lower than the number of common shares we may need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increases substantially. Based on our stock price as of November 10, 2011, the registration statement covers the offer and possible sale of only approximately $164,500 of our shares at current discounted market price of $.047 or 94% of $.05 (our market price at November 10, 2011). We are authorized to issue 100,000,000 shares of common stock and have 36,311,640 (16,085,346 in public float) shares issued and outstanding as of November 10, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially

The amount that the Company shall be entitled to request from each advance (“Advance”) shall be equal to, at the Company’s election, either (i) $200,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock based on the ten (10) trading days preceding the Drawdown Notice Date (as defined in the DEFA), whichever is larger. The purchase price of the common stock shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the Drawdown Notice Date. If the average trading in our common stock is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown of $164,500, which may not provide adequate funding for our planned operations.

NOTE: Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that the Company does not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If the company does waive the floor price it could cause the share price to fall substantially. The floor price restriction only applies to the five day trading period then the transaction is closed.

Also note, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA) and, neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which the company can put the shares to the investor (Auctus).

On the Advance Date, the Company shall deliver to the Investor the number of shares of the Common Stock registered in the name of the Investor as specified in the Drawdown Notice. In addition, the Company must deliver the other required documents, instruments and writings required. If the Company has not paid the fees, expenses, and disbursements of the Investor in accordance with the DEFA, Section 12.4, the amount of such fees, expenses, and disbursements may be deducted by the Investor directly out of the proceeds of the Advance with no reduction in the amount of shares of the Company’s Common Stock to be delivered on the Advance Date.

The Company has certain obligations upon closing that must be met:

· The shares delivered to the Investor must be done so through a Deposit/Withdrawal at Custodian (DWAC) from a Deposit Trust Company and shares must have proof that they are free of restrictive legends.

· The Company’s Registration Statement with respect to the resale of the shares of Common Stock delivered in connection with the Advance shall have been declared effective.

· The Company shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities.

· The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required.

· All fees set forth in Section 12. 4 of the DEFA shall have been paid or withheld.

· The Company’s transfer agent is DWAC eligible.

We believe that we will be able to meet all of the above obligations mandated in Section 2.3 of the DEFA (mentioned above). We are aware that if we fail to perform our obligations and we fail to deliver to the Investor on the Advance Date the shares of Common Stock corresponding to the applicable Advance, the Investor shall suffer financial hardship and therefore we acknowledge that we will be liable for any and all losses, commission, fees, interest, legal fees or any other financial hardships caused to the Investor. Fees and penalties for such losses (liquidated damages) to the Investor shall be paid by the Company in accordance with the following schedule:

Payments for Each Number of Days Overdue	$10,000 Worth of Common Stock
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1000
Over 10	$1000 + $200 for each Business Day beyond the tenth day

The chart below depicts a quick view of the transaction and where to go for further information:

Common stock offered:	Up to 3,500,000 shares of common stock, no par value, to be offered for resale by Auctus.
Common stock to be outstanding after this offering:	39,811,640 shares to be outstanding after this offering
Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Auctus. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.
Risk factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” of this prospectus.
OTC Bulletin Board symbol:	“CYIO.OB”

Summary of Financial Information:

			As of December 31, 2010	As of December 31, 2009
	As of June 30,		Derived from audited	Derived from audited
	2011 (unaudited)		Financial Statements	Financial Statements
Balance Sheet Data
Cash	$ 44,568		$ 27,603	$ 76,448
Total Assets	$ 490,739		$ 523,880	$ 529,245
Liabilities	$ 100,460		$ 157,808	$ 170,621
Total Stockholders' Equity (Deficit)	$ 390,279		$ 366,072	$ 358,624
	For the three months ended	For the six months ended	For the year ended	For the year ended
	June 30, 2011	June 30, 2011	December 31, 2010	December 31, 2009
Statement of Operations Data
Revenue	$ 495,049	$ 970,138	$ 1,849,804	$ 1,881,897
Income/(Loss) for the Period	$ 74,238	$ 122,206	$ (394,051)	$ (3,976)

Risk Factors

Investing in our shares is very risky. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected; and, if this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment. Our forward-looking statements in this prospectus are also subject to the following risks and uncertainties. In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus.

General Business Risks

Our limited operating history may not serve as an adequate basis upon which to judge our future prospects and results of operations.

We were incorporated in October 1997, but only began our present operation in September 2005, and, as such, we have a limited operating history, and our historical operating activities may not provide a meaningful basis upon which to evaluate our business, financial performance or future prospects. We may not be able to achieve similar operating results in future periods, and, accordingly, you should not rely on our results of operation for prior periods as indications of our future performance.

Our historical operating losses and negative cash flows from operating activities raise an uncertainty as to our ability to continue as a going concern.

We have a history of operating losses and negative cash flows from operating activities. In the event that we are unable to sustain our current profitability or are otherwise unable to secure external financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our security holders losing their entire investment. Our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles, contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern.

Our liquidity and capital resources are very limited.

Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, our ability to win government contracts, our private customers, actions of our competitors and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (i) the extent and availability of bank and other credit facilities, (ii) our ability to access external sources of financing, and (iii) our ability to effectively manage our expenses in relation to revenues. There can be no assurance that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy liabilities arising in the ordinary course of our business.

Our accumulated deficit makes it more difficult for us to borrow funds.

As of the fiscal year ended December 31, 2010, and as a result of historical operating losses from prior years, our accumulated deficit was $24,264,645. Lenders generally regard an accumulated deficit as a negative factor in assessing creditworthiness, and for this reason, the extent of our accumulated deficit coupled with our historical operating losses will negatively impact our ability to borrow funds if and when required. Any inability to borrow funds, or a reduction in favorability of terms upon which we are able to borrow funds, including the amount available to us, the applicable interest rate and the collateralization required, may affect our ability to meet our obligations as they come due, and adversely affect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern.

Risks Associated with our Business and Industry

We depend on contracts with federal government agencies for all of our revenue, and if our relationships with these agencies were harmed our future revenues and growth prospects would be adversely affected.

Revenues derived from contracts with federal government agencies accounted for all of our revenues for the fiscal year ended December 31, 2010, and we believe that federal government agencies will continue to be the source of all or substantially all of our revenues for the foreseeable future. For this reason, any issues that compromise our relationship with agencies of the federal government in general, or with the Department of Defense in particular, would have a substantial adverse effect on our business. Key among the factors in maintaining our relationships with federal government agencies are our performance on individual contracts, the strength of our professional reputation and the relationships of our key executives with government personnel. To the extent that our performance does not meet expectations, or our reputation or relationships with one or more key personnel are impaired, our business, financial condition and results of operations will be negatively affected and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

The federal government may modify, curtail or terminate our contracts at any time prior to their completion, which would have a material adverse effect on our business.

Federal government contracts are highly regulated and federal laws and regulations require that our contracts contain certain provisions which allow the federal government to, among other things:

· terminate current contracts at any time for the convenience of the government, provided such termination is made in good faith;

· cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

· curtail or modify current contracts if requirements or budgetary constraints change; and

· adjust contract costs and fees on the basis of audits done by its agencies.

Should the federal government modify, curtail or terminate our contracts for any reason, we may only recover our costs incurred and profit on work completed prior to such modification, curtailment or termination. The federal government regularly reviews our costs and performance on its contracts, as well as our accounting and general business practices. The federal government may reduce the reimbursement for our fees and contract-related costs as a result of such an audit. There can be no assurance that one or more of our federal government contracts will not be modified, curtailed or terminated under these circumstances, or that we would be able to procure new federal government contracts to offset the revenue lost as a result of any modification, curtailment or termination. As our revenue is dependent on our procurement, performance and receipt of payment under our contracts with the federal government, the loss of one or more critical contracts could have a material adverse effect on our business, financial condition and results of operations and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

The federal government has increasingly relied upon contracts that are subject to a competitive bidding process. If we are unable to consistently win new awards under these contracts our business may be adversely affected.

We obtain many of our contracts with the federal government through a process of competitive bidding and, as the federal government has increasingly relied upon contracts that are subject to competitive bidding, we expect that much of the business we are awarded in the foreseeable future will be through such a process. There are substantial costs and a number of risks inherent in the competitive bidding process, including the costs associated with management time necessary to prepare bids and proposals that we may not be awarded, our failure to accurately estimate the resources and costs required to service contracts that we are awarded, and the risk that we may encounter unanticipated expenses, delays or modifications to contracts previously awarded. Our failure to effectively compete and win contracts through, or manage the costs and risks inherent in the competitive bidding process could have a material adverse effect on our business, financial condition and results of operations.

Our revenues and growth prospects may be adversely affected if we or our employees are unable to obtain the requisite security clearances or other qualifications needed to perform services for our customers.

Many federal government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing customers could terminate their contracts with us or decide not to renew them. To the extent we cannot obtain or maintain the required security clearances for our employees working on a particular contract, we may not derive the revenue anticipated from the contract. Employee misconduct, including security breaches, or our failure to comply with laws or regulations applicable to our business could cause us to lose customers or our ability to contract with the federal government, which would have a material adverse effect on our business, financial condition and results of operations and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

Because we are a federal government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with applicable laws or regulations could have a material adverse effect on our business and reputation.

Because we are a federal government contractor, misconduct, fraud or other improper activities by our employees or our failure to comply with applicable laws or regulations could have a material adverse effect on our business and reputation. Such misconduct could include the failure to comply with federal government procurement regulations, regulations regarding the protection of classified information, legislation regarding the pricing of labor and other costs in federal government contracts and any other applicable laws or regulations. Many of the systems we develop involve managing and protecting information relating to national security and other sensitive government functions. A security breach in one of these systems could prevent us from having access to such critically sensitive systems. Other examples of potential employee misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions we take to prevent and detect these activities may not be effective, and we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with the federal government, any of which would have a material adverse effect on our business, financial condition and results of operations and we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how we do business with our customers. Such laws and regulations may potentially impose added costs on our business and our failure to comply with applicable laws and regulations may lead to penalties and the termination of our federal government contracts. Some significant regulations that affect us include:

· the Federal Acquisition Regulations and their supplements, which regulate the formation, administration and performance of federal government contracts;

· the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations; and

· the Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts.

Additionally, our contracts with the federal government are subject to periodic review and investigation. Should such a review or investigation identify improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of our contracts, forfeiture of profits, the triggering of price reduction clauses, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. We could also suffer harm to our reputation, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. Although we have never had any material civil or criminal penalties or administrative sanctions imposed upon us, it is not uncommon for companies in our industry to have such penalties and sanctions imposed on them. If we incur a material penalty or administrative sanction in the future, our business, financial condition and results of operations could be adversely affected.

Our business is subject to routine audits and cost adjustments by the federal government, which, if resolved unfavorably to us, could adversely affect our financial condition.

Federal government agencies routinely audit and review their contractors’ performance, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Such audits may result in adjustments to our contract costs, and any costs found to be improperly allocated will not be reimbursed.

We incur significant pre-contract costs that if not reimbursed would deplete our cash balances and adversely affect our financial condition.

We often incur costs on projects outside of a formal contract when customers ask us to begin work under a new contract that has yet to be executed, or when they ask us to extend work we are currently doing beyond the scope of the initial contract. We incur such costs at our risk, and it is possible that the customers will not reimburse us for these costs if we are ultimately unable to agree on a formal contract which could have an adverse effect on our business, financial condition and results of operations.

Our intellectual property may not be adequately protected from unauthorized use by others, which could increase our litigation costs and adversely affect our business.

Our intellectual properties, including our brands, are some of the most important assets that we possess in our ability to generate revenues and profits and we rely significantly on these intellectual property assets in being able to effectively compete in our markets. However, our intellectual property rights may not provide meaningful protection from unauthorized use by others, which could result in an increase in competing products and services and a reduction in our own ability to generate revenue. Moreover, if we must pursue litigation in the future to enforce or otherwise protect our intellectual property rights, or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in any case.

We face substantial competition in attracting and retaining qualified senior management and key personnel and may be unable to develop and grow our business if we cannot attract and retain as necessary, or if we were to lose our existing, senior management and key personnel.

Our success, to a large extent, depends upon our ability to attract, hire and retain highly qualified and knowledgeable senior management and key personnel who possess the skills and experience necessary to execute our business strategy. Our ability to attract and retain such senior management and key personnel will depend on numerous factors, including our ability to offer salaries, benefits and professional growth opportunities that are comparable with and competitive to those offered by more established companies operating in our industries and market segments. We may be required to invest significant time and resources in attracting and retaining, as necessary, additional senior management and key personnel, and many of the companies with which we will compete for any such individuals have greater financial and other resources, affording them the ability to undertake more extensive and aggressive hiring campaigns, than we can. Furthermore, an important component to overall compensation offered to senior management and key personnel may be equity. If our stock prices do not appreciate over time, it may be difficult for us to attract and retain senior management and key personnel. Moreover, should we lose our key personnel, we may be unable to prevent the unauthorized disclosure or use of our trade secrets, including our practices, procedures or client lists. The normal running of our operations may be interrupted, and our financial condition and results of operations negatively affected, as a result of any inability on our part to attract or retain the services of qualified and experienced senior management and key personnel, our existing key personnel leaving and a suitable replacement not being found, or should any former member of senior management or key personnel disclose our trade secrets.

The loss of our Chief Executive Officer could have a material adverse effect on our business.

Our success depends to a large degree upon the skills, network and professional business contacts of our Chief Executive Officer, Timothy Carnahan. We presently do not maintain key person life insurance on, and have no employment agreement with, Timothy Carnahan, and there can be no assurance that we will be able to retain him or, should he choose to leave us for any reason, to attract and retain a replacement or additional key executives. The loss of our Chief Executive Officer would have a material adverse effect on our business, our financial condition, including liquidity and profitability, and our results of operations, raising substantial doubts as to our ability to continue as a going concern.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 3,500,000 shares of common stock to be issued under the Equity Line of Credit. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 3,500,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Auctus could depress the market price of our common stock. As of November 10, 2011, there were 36,611,640 shares of our common stock issued and outstanding. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of our shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell.

We May Not Have Access to the Full Amount under the Equity Line.

On November 10, 2011, the closing price of our common stock was $0.04. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $7,000,000. Presumably we will maintain the market price of our common stock at or around $0.04 per share, we will need to issue approximately 148,936,170 shares [($7,000,000/$.047 (discounted market price)] of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 100,000,000 shares of common stock and have 36,611,140 (16,085,346 in public float) shares issued and outstanding as of November 10, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially. In addition, based on our stock price as of November 10, 2011, the registration statement covers the offer and possible sale of only approximately $164,500 of our shares at current market price of $.05 and the discounted market price with Auctus of $.047 per share.

Resulting dilutive risk since Auctus will pay less than the prevailing market price per share.

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement (“DEFA”) will be purchased at a six percent (6%) discount to the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price. Auctus will not engage in short-selling because a floor price has been set and Auctus will immediately cease selling any shares if the stock price falls below seventy-five (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to any Drawdown Notice. The floor price can be waived only by the Company, if the company does waive the floor price it could cause the share price to fall substantially. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of our shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds.

The Drawdown Equity Financing Agreement provides that the dollar value that we will be permitted to draw from Auctus will be either: (A) 200% of the average daily volume in the US market of the common stock for the twenty trading days prior to the Drawdown Notice, or (B) $200,000. If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to draw $200,000, which may not provide adequate funding for our planned operations. However, if we were to request a Drawdown Notice based on an average price for the last 5 days of $.05 per share, Auctus would pay 94% of that price or $.047. In order to obtain $200,000 shares, we would have to issue Auctus approximately 4,255,319 shares which is above the amount we are requesting for this S-1 (3,500,000). We do not have a sufficient amount of shares in funding based on the 3,500,000 that we have requested in this S-1 to fund the entire $200,000 and we would need an additional 755,319 to fund the full $200,000.

The sale of our common stock to Auctus in accordance with the DEFA may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus in order to drawdown on the facility. If our stock price decreases, then our existing shareholders would experience greater dilution for any given amount raised through the offering.

Additionally, since Auctus will pay less than the prevailing market rate:

· The equity financing pricing mechanism used to determine sales price to Auctus will have a dilutive effect on the market price resulting in a decline in market price since Auctus will be paying 94% of the closing price of the common stock for 5 consecutive days following notice date. At the current market price of $.05 per share (as of November 10, 2011), Auctus would pay $.047 per share.

· Auctus will not be able to engage in short-selling because the selling price will be limited by the floor price that Auctus must stay above during its selling activities. Any short sales that do occur by other parties would cause the price of shares to further decline since trading would be generally low.

· We may be required to issue a substantial number of additional shares with each Advance from Auctus if our market price declines. At the current market price of $.05, Auctus would pay $.047 per share and we would have to issue 4,255,319 in shares for each request of $200,000 in advances.

· Substantial dilution may occur in the event that our stock price falls and we must issue more shares in connection with additional Advances from Auctus.

· Unless an active trading market develops for our securities, you may not be able to sell your shares.

Although, we are a reporting company and our common shares are quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.) under the symbol “CYIO”, there is not currently an active trading market for our common stock and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

· the trading volume of our shares;

· the number of securities analysts, market-makers and brokers following our common stock;

· changes in, or failure to achieve, financial estimates by securities analysts;

· new products or services introduced or announced by us or our competitors;

· actual or anticipated variations in quarterly operating results;

· conditions or trends in our business industries;

· announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

· additions or departures of key personnel;

· sales of our common stock; and

· general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

You may have difficulty reselling shares of our common stock, either at or above the price you paid, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Bulletin Board and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Trading in our common stock on the OTC Bulletin Board may be limited thereby making it more difficult for you to resell any shares you may own.

Our common stock is quoted on the OTC Bulletin Board (owned and operated by the Nasdaq Stock Market, Inc.). The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a national exchange or on the Nasdaq National Market, you may have difficulty reselling any of the shares of our common stock that you may own.

Our common stock is subject to the “penny stock” regulations, which are likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on a national securities exchange or quoted on the Nasdaq National Market. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules generally have the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares once acquired. Prior to a transaction in a penny stock, a broker-dealer is required to:

· deliver to a prospective investor a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

· provide the prospective investor with current bid and ask quotations for the penny stock;

· explain to the prospective investor the compensation of the broker-dealer and its salesperson in the transaction;

· provide investors monthly account statements showing the market value of each penny stock held in the their account; and

· make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

Future issuances by us or sales of our common stock by our officers or directors may dilute your interest or depress our stock price.

We may issue additional shares of our common stock in future financings or may grant stock options to our employees, officers, directors and consultants under our 2006 Employee Stock Option Plan and 2007 Equity Incentive Plan. Any such issuances could have the effect of depressing the market price of our common stock and, in any case, would dilute the interests of our common stockholders. Such a depression in the value of our common stock could reduce or eliminate amounts that would otherwise have been available to pay dividends on our common stock (which are unlikely in any case) or to make distributions on liquidation. Furthermore, shares owned by our officers or directors which are registered in a registration statement, or which otherwise may be transferred without registration pursuant to an applicable exemptions under the Securities Act of 1933, as amended, may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospects, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the mere perception that these sales could occur.

We do not intend to pay any common stock dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock and, because we have very limited resources and a substantial accumulated deficit, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain earnings, if any, for the continued operation and expansion of our business. It is unlikely, therefore, that the holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common shares held by them. If you require dividend income, you should not rely on an investment in our common stock.

Forward-Looking Statements

This prospectus includes forward-looking statements. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” , as well as the following:

  Our limited operating history and business development associated with being a growth stage company;
  General economic and capital market conditions;
  Our history of operating losses, which we expect to continue;
  Our exposure to unanticipated and uncontrollable business interruptions;
  Our ability to generate enough positive cash flow to pay our creditors and continue our operations;
  Pricing and product actions taken by our competitors in either our organ and tissue preservation or alternative energy markets;
  Our dependence on key personnel;
  Financial condition of our prospective customers;
  Our need to attract and retain technical and managerial personnel;
  Customers’ perception of our financial condition relative to that of our competitors;
  Our ability to execute our business strategy;
  Changes in United States or foreign tax laws or regulations;
  Our ability to protect our intellectual property and proprietary technologies;
  Unforeseen liabilities resulting from litigation;
  Costs associated with potential infringement claims asserted by a third party;
  Our ability to successfully complete the integration of any future acquisitions; and ability to protect, and build recognition of, our trademarks and trade names;
  Our ability to project the markets for our products and services based upon estimates and assumptions.

Reliance on Management

The investors will have no rights to participate in the management decisions of the Company; the shareholder will only have such rights as other shareholders.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by Auctus. However, we will receive proceeds from the sale of our common stock to Auctus pursuant to the Drawdown Equity Financing Agreement.

Assuming a prevailing market price of $.05 per share (discounted market price with Auctus is $.047 per share) as of November 10, 2011, we propose to expend proceeds on the sale of 3,500,000 as follows:

	Proceeds if 100% shares sold (3,500,000)	Proceeds if 50% sold (1,750,000)
Gross proceeds ($.047 per share)	164,500	82,250
Offering expenses:
Legal fees	5,000	5,000
Printing of prospectus	1,000	1,000
Accounting and auditing fees	1,000	1,000
Transfer agent fees	500	500
Miscellaneous expenses	200	200
Total offering expenses	7,700	7,700
Net proceeds	149,100	66,850

Our primary reason for requesting the funding is for growth of the CYIOS subsidiary CKO. We need additional funding to pay for the marketing and additional staff expenses for our CYIPRO system. We need to hire marketing firms to help us market and advertise our product and we need to hire additional staff to work on our CYIPRO system and provide support to our customers. Our strategy is to market our product to the government telework coordinators and augment our services.

Determination of Offering Price

The offering price, which reflects 94% the closing market price of our common stock as of November 10, 2011 bears no other relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth. The 6% discount from market price and the pricing period set forth in the DEFA are the result of contractual negotiations with Auctus. It is our belief that these terms are generally reflective of those offered to similarly-sized public companies by the investor.

Dilution

The sale of our common stock to Auctus in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Although the amount of shares that we may issue pursuant to the equity line will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilution of our shareholders if the full amount of the equity line is exercised.

Dilution represents the difference between the offering price (market price) and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets (product development costs) from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of shares of our common stock held by our existing shareholders.

As of June 30, 2011, the net tangible book value of our shares of common stock was approximately $366,072, or approximately $.0101 per share based upon 36,311,640 shares outstanding as of June 30, 2011.

If 100% of the Shares are Sold (3,500,000 shares) at a discounted market price of $.047 (94% of $.05 market price) per share:

Upon completion of this Offering, in the event all of the shares are sold, the net tangible book value of the 39,811,640 shares to be outstanding will be approximately $530,572 or $.0133 per share. The net tangible book value of the shares held by our existing stockholders will remain at $0.0101 per share.

After completion of this Offering, if 3,500,000 shares are sold, investors in this Offering will own 8.79% of the total number of shares then outstanding for which they will have made cash investment of $164,500, or $.047 per share. Our shareholders existing prior to this Offering will then own 69.00% of the total number of shares outstanding for which they made contributions of cash and liquidation of amounts owed to them totaling $366,072 or $.0101 per share.

If 100% of the Shares are Sold (3,500,000 shares) at a discounted market price of $.0235 (50% decrease):

Upon completion of this Offering, in the event 100% of the Shares are sold at a discounted market price of $.0235 per share (a 50% decrease in market value), the net tangible book value of the 39,811,640 shares to be outstanding will be approximately $440,874 or approximately $0.0111 per share. The net tangible book value of the shares held by our shareholders, existing prior to this Offering, will remain the same per share.

After completion of this Offering, if 3,500,000 shares are sold, investors in this Offering will own approximately 8.79% of the total number of shares then outstanding for which they will have made cash investment of $82,250 or $.0234 per share. Our shareholders who existed prior to this Offering will then own approximately 83.03% of the total number of shares outstanding, for which they made contributions of cash and liquidation of amounts owed to them totaling $366,072 or approximately $0.0101 per share.

If 100% of the Shares are Sold (3,500,000 shares) at a discounted market price of $.0118 (75% decrease):

Upon completion of this Offering, in the event 100% of the Shares are sold at a discounted market price of $.0118 per share (a 75% decrease in market value), the net tangible book value of the 39,811,640 shares to be outstanding will be approximately $399,749 or approximately $0.0100 per share. The net tangible book value of the shares held by our shareholders, existing prior to this Offering, will remain the same per share.

After completion of this Offering, if 3,500,000 shares are sold, investors in this Offering will own approximately 8.79% of the total number of shares then outstanding for which they will have made a cash investment of $41,125 or $.0118 per share. Our shareholders who existed prior to this Offering will then own approximately 91.58% of the total number of shares outstanding, for which they made contributions of cash and liquidation of amounts owed to them totaling $366,072 or approximately $0.0101 per share.

Existing Shareholders if all of the Shares are Sold at a discounted market price of $.047:
Price per share	$ 0.0470
Net tangible book value per share before offering	$ 366,072
Potential gain to existing shareholders	$164,500
Net tangible book value per share after offering	$ 530,572
Increase to present shareholders in net tangible book value per share after offering	$ 164,500
Capital contributions	$ 164,500
Number of shares outstanding before the Offering	36,311,640
Number of shares after Offering assuming the sale of 100% of shares offered	39,811,640
Percentage ownership after Offering	69.00%
Purchasers of Shares in this Offering if all Shares Sold at discounted market price of $.047:
Price per share	$ 0.0470
Dilution per share	$ 0.0337
Capital Contributions	$ 164,500
Number of shares after Offering held by public investors	39,811,640
Percentage of capital contributions by existing shareholders	69.00%
Percentage of capital contributions by new investors	31.00%
Percentage of ownership after Offering	8.79%
Purchasers of Shares in this Offering if all Shares Sold at stock price decreased by 50% to $.0235 per share:
Price per share	$ 0.0235
Dilution per share	$ 0.0124
Capital Contributions	$ 82,250
Number of shares after Offering held by public investors	39,811,640
Percentage of capital contributions by existing shareholders	83.03%
Percentage of capital contributions by new investors	18.66%
Percentage of ownership after Offering	8.79%
Purchasers of Shares in this Offering if all Shares Sold if stock price decreased by 75% to $.0118 per share:
Price per share	$ 0.0118
Dilution per share	$ 0.0017
Capital Contributions	$ 41,125
Number of shares after Offering held by public investors	39,811,640
Percentage of capital contributions by existing shareholders	91.58%
Percentage of capital contributions by new investors	10.29%
Percentage of ownership after Offering	8.79%

Net cash payments to the Company for shares issued to Auctus are shown as follows:

Net cash payments to CYIOS from Auctus
If 100% (3,500,000) of shares:

Total proceeds (3,500,000 x $.05)	$ 175,000
less fee to Auctus	$ 10,500
Total net payments to Company	$ 164,500
If 100% (3,500,000) of shares sold at 50% decrease in market price:
Total proceeds (3,500,000 x $.025)	$ 87,500
less fee to Auctus	$5,250
Total net payments to Company	$ 82,250
If 100% (3,500,000) of shares sold at a 75% decrease in market price:

Total proceeds (3,500,000 x $.0125)	$ 43,750
less fee to Auctus	$ 2,625
Total net payments to Company	$ 41,125

Selling Shareholders

We agreed to register for resale shares of common stock of the selling security holder. The selling security holder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling security holder and we have not independently verified this information. The selling security holder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling security holder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling security holder has not held any position or office with us, nor are any of the selling security holder associates or affiliates of any of our officers or directors. Except as indicated below, the selling stock holder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling security holder is not a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling security holder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Offered	Number of Shares Beneficially Owned after the Offering
Auctus Private Equity Fund, LLC (2)	100,000	3,500,000	0

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon drawdowns under the Auctus credit facility.

(2) Al Sollami is a managing member of Auctus Private Equity Fund, LLC, and has sole voting and/or investment control over the securities Auctus owns in the company.

Plan of Distribution

Drawdown Equity Finance Agreement / Registration Rights Agreement

On March 24, 2010, we entered into Drawdown Equity Finance Agreement and Registration Rights Agreement with Auctus Private Equity Fund, LLC in order to establish a possible source of funding for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility. Auctus is subject to Regulation M.

Under the equity line of credit agreement, Auctus has agreed to provide us with up to $7,000,000 of funding over a thirty-six (36) month period from the effective date of this prospectus; 3,500,000 shares of our common stock are being registered pursuant to this prospectus. Please Read in conjunction to this section, Risk Factors, specifically, Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering. During this period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Auctus and Auctus will be obligated to purchase the shares. We may request a drawdown once every five trading days, although we are under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of five trading days between each drawdown request.

We may request a drawdown by sending a drawdown notice to Auctus, stating the amount of the draw down and the price per share, which shall be the lowest closing bid price of our common stock during the preceding five trading days. During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The number of shares of Common Stock that Auctus shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price.

The purchase price per share of common stock will be set at ninety-four percent (94%) of the lowest closing bid of the common stock during the pricing period. Further, Auctus shall immediately cease selling any shares of our common stock within a drawdown notice if the price of the Company’s common stock falls below 75% of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the drawdown notice date; such floor can be waived only in the sole discretion of the Company. Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that the Company does not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If the company does waive the floor price it could cause the share price to fall substantially. Also note, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA) , and neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which the company can put the shares to the investor. The floor price restriction only applies to the five day trading period then the transaction is closed.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of $200,000; or 200% of the average daily volume based on the trailing ten days preceding the drawdown notice date.

Upon effectiveness of the Registration Statement, the Company shall deliver Instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each advance date.

Pursuant to the Drawdown Agreement, Auctus and its affiliates shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company.

Per section 3.10 of the DEFA, Auctus will not enter into any short selling or any other hedging activities during the pricing period. Auctus does have the ability to promptly sell shares corresponding to the drawdown notices during the pricing period.

The obligation of Auctus to make an advance to the Company pursuant to the Drawdown Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Auctus, during the commitment period, or (ii) the Company shall at any time fail materially to comply with the requirements contained in the Drawdown Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the SEC.

On March 24, 2010 the Company signed a Registration Rights Agreement with Auctus requiring, among other things, that the Company prepare and file with the SEC Form S-1/A, or on such other form as is available no later than one hundred and twenty (120) days after signing. In addition, the Company shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC within one hundred and twenty (120) calendar days from the date that the Registration Statement is filed with the SEC.

As per the Drawdown Agreement, none of Auctus’s obligation thereunder are transferrable and may not be assigned to a third party.

Again, there is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $7,000,000. Presumably if we maintain the market price of our common stock at or around $.05 making the discounted market price with Auctus $0.0470 per share, we need to issue 148,936,170 shares of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 100,000,000 shares of common stock and have 36,311,640 (16,085,346 in public float) shares issued and outstanding as of November 10, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially. Please note that Auctus’ ability to sell shares during the pricing period could cause the price of you shares to fall substantially because our trading volume is generally low and we have the ability to waive the floor price for the shares Auctus may sell. In addition, based on our stock price as of November 10, 2011, the registration statement covers the offer and possible sale of only approximately $164,500 of our shares at current market price of $.05 per share and a discounted market price with Auctus of $.047.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth information regarding our executive officers and directors as of June 30, 2011.

Name	Age	Position
Timothy W. Carnahan	44	Director, Chief Executive Officer and Treasurer

Timothy Carnahan has served as our Chief Executive Officer, Treasurer and Chairman of our board of directors since September 2005. Previously, from July 2004 through September 2005 Mr. Carnahan served as the President and founder of CKO, Inc., a District of Columbia corporation (“CKO”), and from April 1995 through September 2005 as the President and founder of CYIOS Corporation, a District of Columbia corporation (“CYIOS DC”). CKO and CYIOS DC presently make up our two operating subsidiaries. Mr. Carnahan has some level of security clearance at the Department of Defense. Mr. Carnahan holds a Bachelor of Science degree in Computer Science from Old Dominion University.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2011. The information in this table provides the ownership information for:

· each person known by us to be the beneficial owner of more than 5% of our common stock;

· each of our directors and executive officers; and

· all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and those rights to acquire additional shares within sixty days. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares of common stock indicated as beneficially owned by them, except to the extent such power may be shared with a spouse. Common stock beneficially owned and percentage ownership is based on 3,6311,640 shares of common stock currently outstanding and no additional shares potentially acquired within sixty days.

Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of Class
Timothy Carnahan	20,226,294	55.70%
All officers and directors as a group	20,226,294	55.70%

(1)	The address of each person listed is care of CYIOS Corporation, 1300 Pennsylvania Avenue, Suite 700, Washington D.C. 20004.

Description of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of convertible preferred shares with $.001 par value. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of June 30, 2011, 36,311,640 shares of common stock are issued and outstanding and held by 102 stockholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

On April 21, 2006, the Company’s board of directors approved the 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted thereunder, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by the Company’s board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee made up of not less than 2 members of appointed by the Company’s board of directors. Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Company’s board of directors. We have not issued and do not have outstanding any options to purchase shares of our common stock.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.001 par value, non-voting, convertible preferred shares. The preferred shares are convertible to common shares at a 1 to 1 ratio. As of June 30, 2011, the Company had 29,713 preferred shares outstanding.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Reverse Stock Split

Effective April 7, 2005 we completed a 1-for-30 reverse stock split of our outstanding shares of common and preferred stock, unless otherwise indicated all references to our outstanding shares of common stock in this(2005) annual report on Form 10-K reflect the reverse stock split.

Equity Incentive Plans

On April 21, 2006, the sole member of our board of directors approved the adoption of our 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted there under, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by our board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by our board of directors or by a committee made up of not less than 2 members of appointed by our board of directors. Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by our board of directors.

On November 12, 2007, the sole member of our board of directors approved the adoption of our 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the issuance of a maximum of 3,500,000 shares of common stock in connection with awards granted there under, which may include stock options, restricted stock awards and stock appreciation rights. The 2007 Plan has a term of 10 years and may be administered by our board of directors or by a committee appointed by our board of directors (the “Committee”). Participation in the 2007 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2007 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2007 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Committee.

The following table sets forth information as of the fiscal year ended December 31, 2009 with respect to the shares of our common stock that may be issue under each of our 2006 Plan and 2007 Plan.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	35,700
Total	—	—	35,700

In 2009, shares sold and/or issued for compensation are as follows:

Date of transaction	Name	Nature of transaction	Number of shares	Price per share	Total Value

January (2)	Jodie Buckler	Stock bonus issued to employee	100,000	$ 0.05	$ 4,500
January (2)	Rockport Financial	Stock issued for consulting services	550,000	$ 0.05	$ 27,500
February (2)	Susan Schafer	Stock bonus issued to employee	25,000	$ 0.06	$ 1,500
May (2)	Rockport Financial	Stock issued for consulting services	100,000	$ 0.14	$ 14,000
May	Rockport Financial	Stock sold (1)	400,000	$ 0.03	$ 10,000
October (2)	Thomas Kidd	Stock issued for consulting services	1,400,000	$ 0.07	$ 98,000
October (2)	Thomas Kidd	Stock issued for consulting services	316,667	$ 0.07	$ 22,167
December	Dean Albright	Stock Sold (1)	400,000	$ 0.03	$ 10,000
Total			3,291,667		$ 187,667

(1) Warrants sold for S-8 shares issued.
(2) S-8 shares.

In 2010, shares sold and/or issued for compensation are as follows:

Month/Description of transaction	Number of shares	Price per share	Total Value

March--Stock issued to Executive Officer as bonus to Tim Carnahan	5,000,000	$ 0.07	$ 350,000
March--Stock issued for Consulting Services to Auctus as origination fee payment	100,000	$ 0.06	$ 6,000
March--Stock issued for Consulting Services to CityVac for IR services	450,000	$ 0.04	$ 18,000
Total	5,550,000		$ 374,000

Note that all of the above shares were issued as S-8 shares.

Purchases of Equity Securities

There were no repurchases of equity securities during the fiscal years ended December 31, 2010 and 2009.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is

American Corporate Enterprises, Inc.

123 West Nye Ln. Ste 129

Carson City, NV 89706

AUDITORS

Our financial statements as of December 31, 2010 and 2009 and for the periods then ended, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the reports of our independent registered public accounting firm, dated April 15, 2011 and February 23, 2010 upon authority as experts in accounting and auditing. Silberstein Ungar, P LLC and Jewitt Schwartz Wolfe and Associates reports on the financial statements can be found at the end of this prospectus and in the registration statement.

Legal Representation

Cane Clark LLP

Legal—Scott Doney

3273 E. Warm Springs

Las Vegas, NV 89120

702-312-6255

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

The Company

CYIOS® Corporation (“we”, “us”, “our”, “CYIOS®” or the “Company”) was incorporated under the laws of the state of Nevada on October 13, 1997 as Halo Holdings of Nevada, Inc., for purposes of acquiring Halo Holdings, Inc., a Delaware corporation, operating in the aviation and extreme sports entertainment industries. In March 1999, we sold our extreme sports division. Between February 1999 and April 1999 we acquired three operating entities engaged in the business of providing integrated internet access and professional consulting services, and, on July 9, 1999, we changed our name to A1 Internet.com, Inc. to more accurately reflect our then-current operations. In June 2000, in addition to our other operations, we entered into the business of providing long distance services. In December 2000, we discontinued the operations of several of our subsidiaries which were not focused on our then-core competencies, and on October 15, 2001 we changed our name to WorldTeq Group International, Inc. (“WorldTeq”).

Effective April 7, 2005 we completed a 1-for-30 reverse stock split of our outstanding shares of common stock and changed our name to China Print, Inc., in anticipation of entering into an agreement and plan of merger with Harbin Yinhai Technology Development Company Ltd., a People’s Republic of China company (“HYT”). In June of 2005, the transaction with HYT was terminated.

On September 19, 2005, we entered into an agreement with CYIOS Corporation, a District of Columbia corporation (“CYIOS® DC”), and Timothy Carnahan, whereby we acquired 100% of the issued and outstanding capital stock of CYIOS® DC in exchange for 19,135,000 shares or our common stock. On September 27, 2005 we changed our name to CYIOS® Corporation.

Description of Business

Overview of Principal Products and Services

CYIOS® is a holding company made up of two operating subsidiaries: CYIOS Corporation, a District of Columbia corporation (“CYIOS® DC”), and CKO Inc., a District of Columbia corporation (“CKO”). CYIOS® DC builds knowledge management solutions, supports organizations with business continuity and IT services for the Department of Defense (“DoD”) community. CKO is the product arm of CYIOS® that offers CYIPRO™, a business transformation tool that utilizes the first project-based operating system to build knowledge centric organizations. CYIPRO™ provides a virtual work space for collaboration, project management, and document management to help manage people, processes and information. CYIPRO™ also provides key solutions for compliance with Securities and Exchange Commission (“SEC”) Sarbanes-Oxley regulations and compliance with Defense Contract Audit Agency (“DCAA”) and performance based contracting for government contractors.

CYIOS® DC

We believe CYIOS® DC is recognized as a premier knowledge management solution provider for the Department of Defense “DoD”. Established in 1994, we have worked closely with the United States military as a small business contractor providing innovative and comprehensive solutions for the Army’s General Officers and high-level military agencies. We pioneered what we believe to be the largest knowledge management portal, U.S. Army Knowledge Online (“AKO”). We win our business through bidding against other companies for government contracts. These bids may be done independently or through teaming arrangements with other contractors.

Timothy Carnahan, our president and Chief Executive Officer, has over 16 years of executive and technical experience with the highest levels of the U.S. government. When supporting the Army General Officer Management Office, Mr. Carnahan designed and implemented the first Knowledge Management (“KM”) system for the Army, America’s Army Online “AKO”, which became the core for AKO, the portal that supports over 1.8 million soldiers and civilians worldwide. We believe that AKO has become the KM paradigm for the DoD. The DoD intends to increase its KM spending in the fiscal year 2011 and beyond, representing a growing potential market for CYIOS®, where KM is our core competency in both product and service support.

With KM as a major focal point for us, the term and market need further explanation. KM is the name of a concept in which an enterprise consciously and comprehensively gathers, organizes, shares, and analyzes its information in terms of resources, documents, and people skills. In early 1998, it was believed that few enterprises actually had a comprehensive knowledge management practice (by any name) in operation. Advances in technology and the way we access and share information have changed that; it has been proven that successful organizations have some kind of knowledge management framework in place. KM involves data mining and a method or operation to share information among users.

We use our expertise in KM, performance-based contracting, enterprise management, and web-based application development to bid on U.S. government contracts. Historically the company has focused on supporting the U.S. Army, but under its new growth strategy, it is beginning to look at bids from other DoD agencies as well as all U.S. government agencies.

CKO

CKO Inc. markets and sells the software product CYIPRO™. CYIPRO™ is a secure, web-based virtual office that uses an array of tools to give any organization the ability to manage and retain knowledge, collaborate data and ideas, and securely store and share information, all for the purpose of making an organization more efficient and therefore more successful. Using the features of CYIPRO™, users can access and manage their entire organization online from any computer with an Internet connection and web browser or from a mobile device with Internet capability. The result: connected, organized and effective business practices.

The tools of our full online office suite include e-mail, document and file management, calendar, tasks, meetings, contacts, project management, reporting, and timesheet management. The power of managing knowledge and collaboration is unleashed when all of these individual components are shared and used within an entire organization, a division, or a project team. We believe CYIPRO™ will remove the dependency of working from an organization’s office, which will free employees to access their e-mail, documents, projects, contacts, and reports from any geographic location at anytime. We believe operational costs are also reduced as CYIPRO™ helps small businesses eliminate the burdensome expenses of owning and maintaining servers, associated software, and an internal or outsourced IT staff.

Recent Developments

CYIPRO will be a dominant factor moving forward in revenue growth and its target is the government telework initiative. CYIOS signed a term sheet for line of equity for 7 million dollars and we filed our S1. We have made a few strides in our advisory board but nothing has fully come to fruition.

Our principal executive offices are located at 1300 Pennsylvania Avenue, Suite 700, Washington, D.C. 20004, and our telephone number is (202) 204-3006. The address of our website is www.cyios.com. Information on our website is not part of this prospectus.

Competition

As a small business, we have eliminated discussions of the mid to large size companies. In the small business space, there are generally about 300 IT contractors that bid against us. We further separate ourselves with our security clearance to an estimated 150 IT contractors. As we get into our specific field of KM, we estimate our competition is narrowed to under 50 companies.

Dependence on Few Major Customers

We are either a prime or sub contractor on contracts with Titan Corporation, Information Management Support Center and GOMO/SLD. Loss of these contracts could have a material adverse effect upon our financial condition and results of operations. We believe that federal governmental agencies will continue to be the source of all or substantially all of our revenues for the foreseeable future.

Government Regulations

All work performed in our space is governed by the federal acquisition regulation. There are small deviations from this named defense federal acquisition regulation.

Intellectual Property

Overview

We rely on a combination of trademarks, trade secrets and contract law rights in order to protect our brand, intellectual property assets and confidential or proprietary information (our “Proprietary Rights”). Our Proprietary Rights are among the most important assets we possess and we depend significantly on these Proprietary Rights in being able to effectively compete in our industry. We cannot be certain that the precautions we have taken to safeguard our Proprietary Rights will provide meaningful protection from the unauthorized use by others. If we must pursue litigation in the future to enforce or otherwise protect our Proprietary Rights, or to determine the validity and scope of the rights of others, we may not prevail and will likely have to make substantial expenditures and divert valuable resources in the process. Moreover, we may not have adequate remedies if our Proprietary Rights are appropriated or disclosed.

Trademarks

As of the fiscal year ended December 31, 2010, CYIOS DC has registered the CYIOS®, and CKO has applied for registration of the CYIPRO™ logo with the United States Patent and Trademark Office in order to establish and protect our brand name and logo as part of our Proprietary Rights.

Copyrights

We claim copyright protection and rights to our CYIPRO™ software and operating system.

Trade Secrets

Whenever we deem it important for purposes of maintaining competitive advantages, we will require parties with whom we share, or who otherwise are likely to become privy to, our trade secrets or other confidential information to execute and deliver to us confidentiality and/or non-disclosure agreements. Among others, this may include employees, consultants and other advisors, each of whom we would require execute such an agreement upon commencement of their employment, consulting or advisory relationships. These agreements will generally provide that all confidential information developed or made known to the individual by us during the course of the individual’s relationship with us is to be kept confidential and not to be disclosed to third parties except under specific circumstances.

As of the fiscal year ended December 31, 2010, we have entered into no confidentiality and/or non-disclosure agreements with our employees, consultants or advisors.

Employees

As of December 31, 2010, we had 17.5 full-time employees & consultants, with 1.5 in executive management and administration, 2 in product development and technical operations, and 14 on service contracts on either prime or subcontracted contracts with the United States federal government.

We are not subject to any collective bargaining agreements and believe our relationships with our employees to be excellent.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

All of our property is leased and we do not own any real property.

Our headquarters are located at The Ronald Reagan Building, 1300 Pennsylvania Ave, Suite 700 Washington D.C. 20004. We lease this 150 square foot space for a term of 12 months at a rate of $390 per month. There are two employees based in our headquarters, the remaining employees work on-site at our customers’ locations, and, as such we do not maintain separate office or other space for these employees.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements, related notes, and other detailed information included elsewhere in this registration statement. Our financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), contemplate that we will continue as a going concern, and do not contain any adjustments that might result if we were unable to continue as a going concern. Certain information contained below and elsewhere in this registration statement, including information regarding our plans and strategy for our business, constitute forward-looking statements. See "Note Regarding Forward-Looking Statements.”

Overview for the years ended December 31, 2010 and 2009

We are a leading systems integrator and knowledge management solutions provider presently with the U.S. Department of Defense and we have one of the largest knowledge management systems. We have been working to expand into the non-governmental sector by marketing our product CYIPROTM in hopes to generate revenue. This product is in the CKO Inc. subsidiary company and has generated no income during the process of building the product. We intend on offering the product for sale in the middle of 4th quarter in hopes that this product will make us a leading systems integrator and knowledge management solutions provider in the non-governmental market. All of our revenue is derived from the services provided pursuant to single and multiple year awards to different U.S. Army and federal government agencies. CKO, Inc., one of our operating subsidiaries, provides a designed online office management product which is known as CYIPRO™. For the years ended December 31, 2010 and 2009, we received no revenue from CYIPRO™.

Results of Operations

Sales/Net Profit

The total sales for our active subsidiary, CYIOS Corporation, a District of Columbia corporation, for the fiscal year ended December 31, 2010, were $1,849,804 compared to $1,881,897 for the fiscal year ended December 31, 2009; a decrease in sales of $32,093 or 1.71%. Our other active subsidiary, CKO, Inc., a District of Columbia corporation, produced no revenue for the fiscal years ended December 31, 2010 and 2009. Operating net loss for the year ended December 31, 2010 was $394,051, a net operating loss per share of $.01, compared to a net operating loss for the fiscal year ended December 31, 2009 of $21,044, or a net operating loss per share of $.00. Net income from discontinued operations was $0 for the year ended December 31, 2010 and $17,068 for the year ended December 31, 2009. Total net loss for the year ended December 31, 2010 was $394,051 or a net loss per share of $.01 as compared to total net loss for the year ended December 31, 2009 in the amount of $3,976 or a net loss per share of $.00. Included in the net loss for the year ended December 31, 2010 is a non-cash expense for stock compensation in the amount of $416,167. This non-cash expense in the amount of $416,167 is the aggregate market value for the issuance of stock to the President and CEO in the amount of $350,000 for a bonus for past performance and the remaining $66,167 was issued to consultants for their services performed during 2010.

In 2006, management made the decision to expand our operations by attempting to increase our business with the Department of Defense and the rest of the federal government. In order to achieve this goal, we have actively bid on request for proposals by different departments and their agencies. We have, and will continue to invest all of our earnings into additional personnel to help achieve this goal. We believe that our efforts in working to achieve the aforementioned goals will help turn our operating losses into a net profit in the future fiscal years and beyond. We are also aggressively marketing the sale of our product CYIPRO™ to Department of Defense, government and small businesses.

In the latter part of 2010 and in early 2011 we have launched a new marketing campaign to inform the public about our product CYIPRO™.

Cost of Sales

Cost of sales for the fiscal year ended December 31, 2010 was $1,078,841compared to cost of sales for the fiscal year ended December 31, 2009 in the amount of $1,094,786; a decrease of $15,945 or approximately 1.46%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal years ended December 31, 2010 and 2009 were $94,933 and $68,885, respectively; an increase of $26,048 or 38%.

Other Expenses/Stock Compensation

Total other expenses for the fiscal years ended December 31, 2010 and 2009 were $663,557 and $654,918, respectively; an increase of $8,638 or 1.32%. The total other expenses of $663,557 in the fiscal year ended December 31, 2010 consisted primarily of $595,592 in indirect labor and $67,965 in professional service and consulting fees and depreciation. The total other expenses of $654,918 for the fiscal year ended December 31, 2009 consisted primarily of $598,225 in indirect labor and $56,693 in professional services fees and depreciation.

Total Stock Compensation for the fiscal years ended December 31, 2010 and 2009 were $416,167 and $81,208, respectively. The total stock compensation in December 31, 2010 consisted of a $350,000 stock bonus granted to the President and CEO and stock for compensation for marketing consultants in the amount of $66,167. The total stock compensation in December 31, 2009 consisted of $81,208 paid to consultants for marketing services.

Liquidity and Capital Resources

At December 31, 2010, we had cash and cash equivalents of $27,603, compared to $76,448 at December 31, 2009, a decrease of $14,066.

During the fiscal year ended December 31, 2010, cash used in operating activities was $78,475, consisting primarily of the Net Loss of $399,401 offset by:

· Non-cash charges related to Depreciation charges of $784, Valuation of Shares issued for consulting services of $387,500, Valuation of Shares issued for a reduction in the Convertible Note Payable of $14,000; and

· Working capital changes of $81,358, consisting primarily of a net increase in Accounts Receivable, Other Assets in the amount of $52,177 offset by a net decrease in Payroll Taxes Payable, Accounts Payable, and Accruals in the amount of $29,181.

Cash provided by investing activities for the fiscal year ended December 31, 2010 was $15,000 for the payments received on the Related Party Loan.

Cash provided by financing activities for the fiscal year ended December 31, 2010 was $14,630; consisting primarily of:

· Proceeds from the issuance of a Convertible Note Payable in the amount of $50,000; and

· Principal Reduction on Convertible Note Payable in the amount of $14,000; and

· Payments made on the Line of Credit in the amount of $21,370.

Our long-term working capital and capital requirements will depend upon numerous factors, including our efforts to continue to improve operational efficiency and conserve cash. We are not aware of any known trends or demands, commitments, events or uncertainties that will result in or will reasonably likely result in our liquidity increasing or decreasing in a material way. We do not have any material commitments for capital expenditures as of the fiscal year end December 31, 2010. And, we are not aware of any material trends favorable/unfavorable in our capital resources that may materially change our equity or debt. We do not believe that changes in the spending policies of the U.S. government, such as potential decreases in the budgets of federal agencies, including the Department of Defense, or delays in the passage of the U.S. Government budget to be uncertainties that are reasonably likely to have a material impact on our liquidity and results of operations. Many budget cuts have been made since 2001 and we have not been materially impacted at all by those budget changes.

Off-Balance Sheet Arrangements

As of the fiscal year ended December 31, 2010, we did not have any off-balance sheet arrangements as defined in Item 303(c)(2) of Regulation S-B.

Overview for the three and six months ending June 30, 2011 and 2010

We are a leading systems integrator and knowledge management solutions provider presently with the U.S. Department of Defense and we have one of the largest knowledge management systems. We have been working to expand into the non-governmental sector by marketing our product CYIPROTM in hopes to generate revenue. This product is in the CKO Inc. subsidiary company and has generated no income during the process of building the product. We intend on offering the product for sale in the middle of 4th quarter in hopes that this product will make us a leading systems integrator and knowledge management solutions provider in the non-governmental market. All of our revenue is derived from the services provided pursuant to single and multiple year awards to different U.S. Army and federal government agencies. CKO, Inc., one of our operating subsidiaries, provides a designed online office management product which is known as CYIPRO™. For the three months ended June 30, 2011 and 2010, CYIOS received no revenue from CYIPRO. For the six months ended June 30, 2011 and 2010, CYIOS received no revenue from CYIPRO.

Results of Operations for the three and six months ending June 30, 2011 and 2010

Revenue:

Total sales for the 2nd quarter 2011 were $495,029 as compared to $457,679 in sales for the 2nd quarter 2010, an increase of approximately 7.69%. Total sales for the 1st and 2nd quarters 2011 were $970,138 as compared to $905,955 for the 1st and 2nd quarters 2010, an of increase of 7.08%.

Cost of Sales:

Cost of sales for the 2nd quarter 2011 were $215,606, resulting in a gross profit of $279,443 (56.45% gross profit margin) compared to cost of sales for the 2nd quarter 2010 of $264,142, resulting in a gross profit of $195,537 (42.54% gross profit margin). Cost of sales for the 1st and 2nd quarters 2011 were $487,257, resulting in a gross profit of $482,881 (49.77% gross profit margin). Cost of sales for the 1st and 2nd quarters 2010 were $530,441, resulting in a gross profit of $375,514 (41.45% gross profit margin). Cost of sales have decreased slightly for the first half of 2011 as compared to 2010 by approximately 8% overall. Cost of sales consists solely of direct labor expense which can best be described as contracted services being rendered. We have to pay higher than average salaries to employ the best trained staff and we must also offer the best benefits for these staff.

Indirect Labor:

Indirect labor expense decreased by $6,447 or approximately 4.35% to $141,732 for the 2nd quarter ended 2011 from $148,179 for the 2nd quarter ended 2010. Indirect labor expense decreased by $22,860 or approximately 7.46% to $283,389 for the 1st and 2nd quarters ended 2011 from $306,249 for the 1st and 2nd quarters 2010. A stock bonus was paid to our CEO and president during the 1st quarter of 2010, the company’s board authorized the issuance of 5,000,000 shares valued at $.05 per share or $350,000 in total.

Consulting and Professional Fees:

Consulting and professional fees for the 2nd quarter ended 2011 was $34,100 as compared to $18,876 for the 2nd quarter ended 2010, resulting in an increase of $15,224. Consulting and professional fees for the 1st and 2nd quarters ended 2011 were $68,426 as compared to $47,256 for the 1st and 2nd quarters ended 2010, resulting in an increase of $21,170. The overall increase from 2011 to 2010 was a result of incurring additional expense for use of consultants’ services to assist with hiring and placing new staff.

Depreciation and Interest Expense:

Interest expense for the 2nd quarter ended 2011 was $2,514, as compared to $2,635 for the 2nd quarter ended 2010. Interest expense for the 1st and 2nd quarters ended 2011 was $3,405, as compared to $5,282 for the 1st and 2nd quarters ended 2010. Depreciation expense for the 2nd quarter ended 2011 and 2010 was $0 and $196, respectively. Depreciation expense for the 1st and 2nd quarters ended 2011 and 2010 was $0 and $393, respectively. The Company disposed of computer equipment during the 1st quarter 2011 resulting in a loss on disposal in the amount of $1,437.

Selling, General, and Administrative:

Selling, general and administrative expenses for the 2nd quarter ended of 2011 was $28,994 as compared to $25,048 for the 2nd quarter ended 2010—an increase of $3,946 or approximately 15.75%. Selling, general and administrative expenses for the 1st and 2nd quarters ended 2011 was $44,611 as compared to $53,300 for the 1st and 2nd quarters ended 2010—a decrease of 8,689 or approximately 16.30%. Selling, general, and administrative expenses consist primarily of advertising, conference fees, fees, insurance, office supplies, rent, and travel and entertainment expenses.

Net Income/ (Loss) from Operations:

Net income for the 2nd quarter ended 2011 was $74,238 as compared to a net loss of $(16,390) for the 2nd quarter ended 2010—an increase of $90,628. Net income for the 1st and 2nd quarters ended 2011 was 122,206 as compared to a net loss of $(416,818) for the 1st and 2nd quarters ended 2010—an increase of $539,024. Sales were up for the 1st quarter of 2011 and expenses were down during the 1st quarter 2011.

LIQUIDITY AND CAPITAL RESOURCES AS OF JUNE 30, 2010

Liquidity:

At June 30, 2011, CYIOS had cash and cash equivalents of $44,568, compared with $94,217 at June 30, 2010, a decrease of $49,649.

During the six months ending June 30, 2011, cash provided by operating activities was $63,162, consisting primarily of the net income for the six months ended June 30, 2011 of $122,206 offset by non-cash charges to:

· Loss on Disposal of Computer Equipment in the amount of 1,436;

· Value of Shares of Common Stock returned in the amount of $98,000;

· Working capital changes of $37,520, consisting of a net decrease of $48,670 in Accounts Receivable Related Party Interest Receivable and Other Assets and a decrease of $11,150 in Accrued Expenses, Payroll Taxes Payable, and Accounts Payable.

Financing activities for the six months ended June 30, 2011 used cash in the amount of $46,198, consisting of:

· Payments made on the Line of Credit in the amount of $10,198.

· Payoff of the principal on Convertible Note Payable in the amount of $36,000.

Our long-term working capital and capital requirements will depend upon numerous factors, including our efforts to continue to improve operational efficiency and conserve cash. We are not aware of any known trends or demands, commitments, events or uncertainties that will result in or will reasonably likely result in our liquidity increasing or decreasing in a material way. We do not have any material commitments for capital expenditures as of the fiscal year end December 31, 2010. And, we are not aware of any material trends favorable/unfavorable in our capital resources that may materially change our equity or debt. We do not believe that changes in the spending policies of the U.S. government, such as potential decreases in the budgets of federal agencies, including the Department of Defense, or delays in the passage of the U.S. Government budget to be uncertainties that are reasonably likely to have a material impact on our liquidity and results of operations. Many budget cuts have been made since 2001 and we have not been materially impacted at all by those budget changes.

Off-Balance Sheet Arrangements: The Company does not have any off-balance sheet arrangements with any party.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified the following accounting policies, described below, as the most critical to an understanding of our current financial condition and results of operations.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and it is reasonably assured to be collectible. We follow Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, as it applies to time-and-material contracts. Revenue on time-and-materials contracts is recognized based on the hours actually incurred at the negotiated contract billing rates, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue on fixed-price contracts pursuant to which a client pays us a specified amount to provide only a particular service for a stated time period, or so-called fee-for-service arrangement, is recognized as amounts become billable, assuming all other criteria for revenue recognition are met. We recognize revenue from government contracts.

Certain Relationships and Related Transactions

Except as follows, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

· Any of our directors or officers;

· Any person proposed as a nominee for election as a director;

· Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

· Any of our promoters;

· Any relative or spouse of any of the foregoing persons who has the same house address as such person.

We have determined that our sole director, Timothy Carnahan, is not independent based on an analysis of the standards for independence set forth in Section 121A of the American Stock Exchange Company Guide. Mr. Carnahan has an outstanding promissory note with the Company in the amount of $219,284. This promissory note existed prior to the Company going public and the terms of the promissory note are described in Note J of the notes to the audited financial statements.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is listed on the OTCBB under the symbol "CYIO.OB". The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

	Year Ended December 31, 2010		Year Ended December 31, 2011
	High	Low	High	Low
First Quarter	$ 0.05	$ 0.04	$ 0.03	$ 0.02
Second Quarter	$ 0.05	$ 0.04	$ 0.03	$ 0.02
Third Quarter	$ 0.11	$ 0.13	$ 0.08	$ 0.06
Fourth Quarter	$ 0.09	$ 0.12	$ 0.07	$ 0.05

As of the fiscal year ended December 31, 2011 we had approximately 102 shareholders of record (excluding the number of persons or entities holding shares of our common stock in nominee or street name through one or more brokerage firms).

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

Pursuant to our Registration Rights Agreement with Auctus, we have agreed to file a registration statement with the SEC registering the resale of the shares of common stock to be purchased from us by the selling shareholder. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k).

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our officers and to our directors for all services rendered in all capacities to us for our fiscal years ended December 31, 2010.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Timothy Carnahan, Chief Executive Officer	2010	$200,013	$350,000 (A)	$0	$0	$0	$0	$0	$550,013

(A) This stock award was paid to the CEO for his outstanding performance during the year in obtaining and retaining key contracts. He was issued 5,000,000 shares of the Company’s Common Stock at $.07 per share which was the market price at the date of issuance of the shares.

The following table sets forth certain information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End
Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Timothy Carnahan, Chief Executive Officer	--	--	--	--	--	--	--	--	--

Director Compensation

No salary or regular compensation is paid to our directors. Pursuant to our bylaws, our directors are eligible to be reimbursed for their actual out-of-pocket expenses incurred in attending board meetings and other director functions, as well as fixed fees and other compensation to be determined by our board of directors. No such compensation or expense reimbursements have been requested by our directors or paid to date.

Stock Option Grants

We have not granted any stock options to the executive officers or directors.

Stock Option Plans

We did not have a stock option plan as of December 31, 2010.

Financial Statements

Index to Financial Statements:

Unaudited financial statements for the three and six months ended June 30, 2011 and 2010:

F-1	Balance Sheet as of June 30, 2011

F-2	Statement of Operations for the three and six months ended June 30, 2011 and 2010

F-3	Statements of Stockholders’ Equity for the period ended June 30, 2011

F-4	Statement of Cash Flows for the six months ended June 30, 2011 and 2010

F-5	Notes to the Unaudited Financial Statements

Audited financial statements for the years ended December 31, 2010 and 2009:

F-8	Report of Independent Registered Public Accounting Firm

F-9	Balance Sheets as of December 31, 2010 and 2009

F-10	Statement of Operations for the years ended December 31, 2010 and 2009

F-11	Statements of Stockholders’ Equity for the years ended December 31, 2010 and 2009

F-12	Statement of Cash Flows for the years ended December 31, 2010 and 2009

F-13	Notes to the Audited Financial Statements
CYIOS Corporation and Subsidiaries
Consolidated Balance Sheet

	As of	As of
	June 30,	December 31,
	2011 (unaudited)	2010 (audited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 44,568	$ 27,603
Accounts Receivable	191,674	172,937
Interest Receivable--Related Party	34,663	25,903
Prepaid and Other Current Assets	550	76,717
TOTAL CURRENT ASSETS	271,454	303,160

FIXED ASSETS, NET	-	1,436

OTHER ASSETS
Related Party Loan	219,284	219,284
TOTAL OTHER ASSETS	219,284	219,284

TOTAL ASSETS	$ 490,739	$ 523,880

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Line of Credit	$ 41,270	$ 51,467
Convertible Note Payable	-	36,000
Accounts Payable	-	9,452
Accruals and Other Payables	59,190	60,888
TOTAL LIABILITIES	100,460	157,808

STOCKHOLDERS' EQUITY
Convertible Preferred Stock ($.001 par value, 5,000,000 authorized: 29,713 and 29,713 issued and outstanding)	30	30
Common Stock ($.001 par value, 100,000,000 shares authorized: 36,311,640 and 37,711,640 shares issued and outstanding)	36,311	37,711
Additional Paid-in-Capital	24,496,376	24,592,976
Accumulated Deficit	(24,142,438)	(24,264,645)
TOTAL STOCKHOLDERS' EQUITY	390,279	366,072

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 490,739	$ 523,880

See accompanying notes to financial statements.

CYIOS Corporation and Subsidiaries
Consolidated Statement of Operations--(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
SALES AND COST OF SALES
Sales	$ 495,049	$ 459,679	$ 970,138	$ 905,955
Cost of Sales	215,606	264,142	487,257	530,441
Gross Profit	279,443	195,537	482,881	375,514

EXPENSES
Selling, general and administrative	28,994	25,048	44,611	53,300
Payroll Expense--Indirect Labor	141,732	148,179	283,389	306,249
Consulting and Professional Fees Expense	34,100	18,876	68,426	47,256
Payroll Expense--Stock Compensation	-	-	-	350,000
Consulting Expense--Stock Compensation	2,250	21,667	(31,833)	35,833
Depreciation	-	196	-	393
TOTAL EXPENSES	207,076	213,966	364,593	793,031

Net Income/(Loss) from Operations	72,367	(18,429)	118,288	(417,517)

OTHER INCOME/(EXPENSE)
Interest Income--Related Party	4,386	4,674	8,760	5,981
Interest Expense	(2,514)	(2,635)	(3,405)	(5,282)
Loss on Disposal of Equipment	-	-	(1,437)	-
NET OTHER INCOME/(EXPENSE)	1,872	2,039	3,918	699

PROVISION FOR INCOME TAXES	-	-	-	-

NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	74,238	(16,390)	122,206	(416,818)

Net Income/(Loss)	$ 74,238	$ (16,390)	$ 122,206	$ (416,818)

Net income/(loss) per share--basic and fully diluted	$ 0.00	$ (0.00)	$ 0.00	$ (0.01)
Weighted average shares outstanding--basic and fully diluted	36,341,353	35,728,690	36,341,353	35,728,590

See accompanying notes to financial statements.

CYIOS Corporation and Subsidiaries
Consolidated Statement of Stockholders' Deficit (Unaudited)

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Stock	Shares	Stock	Capital	Deficit	Totals
Balances, December 31, 2009	29,713	$ 30	30,148,877	$ 30,149	$ 24,199,038	$ (23,870,594)	$ 358,623
Shares issued for consulting services	-	-	1,000,000	1,000	36,500	-	37,500
Shares issued to executive officer as a bonus	-	-	5,000,000	5,000	345,000	-	350,000
Portion of Note Payable converted to Shares	-	-	1,562,763	1,562	12,438	-	14,000
Net Income (loss)	-	-	-	-	-	(394,051)	(394,051)
Balances, December 31, 2010	29,713	$ 30	37,711,640	$ 37,711	$ 24,592,976	$ (24,264,645)	$ 366,072
Return of Shares issued for consulting services	-	-	(1,400,000)	(1,400)	(96,600)	-	(98,000)
Net Income (loss)	-	-	-	-	-	122,206	122,206
Balances, June 30, 2011	29,713	$ 30	36,311,640	$ 36,311	$ 24,496,376	$ (24,142,439)	$ 390,278

See accompanying notes to financial statements.

CYIOS Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	For the six months ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income/(loss)	$ 122,206	$ (416,818)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	-	392
Loss on Disposal of Computer Equipment	1,436	-
Value of Shares returned for services not performed	(98,000)	374,000
Changes in Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	(18,737)	9,306
(Increase) in Interest Receivable--Related Party	(8,760)	-
Decrease in Prepaid and Other Current Assets	76,167	5,854
Increase in Accruals and Other Payables	(1,698)	4,733
(Decrease) in Accounts Payable	(9,452)	(50)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	63,162	(22,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Convertible Note Payable	-	50,000
Payoff of Convertible Note Payable	(36,000)	-
Principal Payments Made on line of Credit	(10,197)	(9,648)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(46,197)	40,352

NET INCREASE IN CASH AND
CASH EQUIVALENTS	16,965	17,769

CASH AND CASH EQUIVALENTS:
Beginning of Period	27,603	76,448

End of Period	$ 44,568	$ 94,217

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$ 2,514	$ 2,635
Taxes	$ -	$ -

NON CASH INVESTING AND FINANCING ACTIVITIES:
Shares of Common Stock Returned for Consulting Services not Performed	$ (98,000)	$ -
Shares of Common Stock Issued for Prepaid Consulting Services	$ -	$ 18,000
Stock Issued for Consulting Services/Employee Bonus	$ -	$ 356,000

See accompanying notes to financial statements.

CYIOS CORPORATION. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2011

(Unaudited)

NOTE A - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The interim consolidated financial statements and summarized notes included herein were prepared in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in complete consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, it is suggested that these consolidated financial statements be read in conjunction with the Consolidated Financial Statements and the Notes thereto, included in CYIOS Corporations 10-K filed April 15, 2011. These interim consolidated financial statements and notes hereto reflect all adjustments that are, in the opinion of management, necessary for a fair statement of results for the interim periods presented. Such financial results should not be construed as necessarily indicative of future results

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments, including cash, receivables and other current assets, are carried at amounts that approximate fair value. Accounts payable, line of credit, loans and notes payable and other liabilities are carried at amounts that approximate fair value.

PROPERTY AND EQUIPMENT

The Company provides for depreciation of equipment using accelerated and straight-line methods based on estimated useful lives of five to seven years. Depreciation expense was $0 and $196 respectively for the three months ended June 30, 2011 and 2010. Depreciation expense was $0 and $393 respectively for the six months ended June 30, 2011 and 2010. The Company disposed of its computer equipment during the 1st Quarter 2011 and booked a loss of $1,437.

REVENUE RECOGNITION/CONTRACTS

The Company derives revenue primarily from the sale and service of information technology services to the government. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer.

Revenue from the contracts is recognized using the specific performance method. Revenue on fixed-price contracts pursuant to which a client pays the Company a specified amount to provide only a particular service for a stated time period, or so-called fee-for-service arrangement, is recognized as amounts become billable, assuming all other criteria for revenue recognition are met. The Company bids on governmental contracts which are generally long-term for a fixed-price per contract. Once the company wins a contract and begins the project, the company bills on a monthly basis for the labor hours worked at the agreed upon price per hour—based on the contract. The company then recognizes the revenue on those actual hours that have been billed to the customer.

Net Income/ (Loss) per Common Share

The Company‘s current earnings per share (EPS) are shown in dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Advertising Costs

Advertising costs are expensed as incurred. For the three months ended June 30, 2011 and 2010, the company incurred advertising expense of $3,757 and $1,875, respectively. For the six months ended June 30, 2011 and 2010, the company incurred advertising expense of $5,437 and $5,129, respectively.

Income Taxes

We account for income taxes using the asset and liability method, which results in recognizing income tax expense based on the amount of income taxes payable or refundable for the current year. Additionally, we evaluate regularly the tax positions taken or expected to be taken resulting from financial statement recognition of certain items. Based on our evaluation, we have concluded that there are no significant uncertain tax positions.

Impairment of Long-Lived Assets

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2010, the FASB issued Accounting Standard Update No. 2010-20 (ASU No. 2010-20) “Receivables” (Topic 310). ASU No. 2010-20 provides financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. This update is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The amendments in this update apply to both public and nonpublic entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value. The objective of the amendments in ASU No. 2010-20 is for an entity to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) How that risk is analyzed and assessed in arriving at the allowance for credit losses and (3) The changes and reasons for those changes in the allowance for credit losses. The entity must provide disclosures about its financing receivables on a disaggregated basis. For public entities ASU No. 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. For nonpublic entities ASU No. 2010-20 will become effective for annual reporting periods ending on or after December 15, 2011. The Company is evaluating the impact ASU No. 2010-20 will have on the financial statements.

In August 2010, the FASB issued Accounting Standard Updates No. 2010-21 (ASU No. 2010-21) “Accounting for Technical Amendments to Various SEC Rules and Schedules” and No. 2010-22 (ASU No. 2010-22) “Accounting for Various Topics – Technical Corrections to SEC Paragraphs”. ASU No 2010-21 amends various SEC paragraphs pursuant to the issuance of Release no. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. ASU No. 2010-22 amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics. Both ASU No. 2010-21 and ASU No. 2010-22 are effective upon issuance. The amendments in ASU No. 2010-21 and No. 2010-22 will not have a material impact on the Company’s financial statements.

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written off when it’s determined that the amounts are uncollectible. The Company did not have a balance in the allowance for doubtful accounts as of June 30, 2011 and 2010.

PREFERRED STOCK

As of June 30, 2011, the outstanding shares of preferred stock are 29,713.

COMMON STOCK

The following table recaps the capital account transactions occurring during the 1st and 2nd quarters of 2010:

Month/Description of transaction	Number of shares	Price per share	Total Value

March--Stock issued to Executive Officer as bonus	5,000,000	$ 0.07	$ 350,000
March--Stock issued for Consulting Services	100,000	$ 0.06	$ 6,000
March--Stock issued for Consulting Services	450,000	$ 0.04	$ 18,000
Total	5,550,000		$ 374,000

No activity in the 2nd quarter 2010.

The following table recaps the capital account transactions occurring during the 1st and 2nd quarters 2011:

Month/Description of transaction	Number of shares	Price per share	Total Value

January--Stock issued for Consulting Services was returned	1,400,000	$ 0.07	$ 98,000
Total	1,400,000		$ 98,000

The above shares were returned to the Company as the Consultant contracted to perform services for the company during 2010 through 2011 and beyond did not perform the agreed upon services and was in breach of contract.

No activity in the 2nd quarter 2011.

STOCK-BASED COMPENSATION

Stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company has awarded stock-based compensation both as restricted stock and stock options. Any stock options granted were immediately exercised upon grant.

STOCK OPTIONS AND WARRANTS

As of June 30, 2011, the Company does not have any outstanding stock options or warrants as shown in the following table:

	Stock/Options	Weighted average price per share	Aggregate intrinsic value
For the year ended December 31, 2010
Granted	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2010	-	-	-

For the period ended June 30, 2011
Granted	-	-	-
Exercised	-	-	-
Outstanding at June 30, 2011	-	-	-

NOTE B—INCOME TAXES

Due to the prior years’ operating losses and the inability to recognize an income tax benefit, there is no provision for current or deferred federal or state income taxes for the tax year ended December 31, 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2010 is as follows:

Total Deferred Tax Asset	$ 2,257,748
Valuation Allowance	(2,257,748)
Net Deferred Tax Asset	-

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the six months ended June 30, 2011 and 2010 is as follows:

	2010	2009
Income tax computed at the federal statutory rate	34%	34%
State income tax, net of federal tax benefit	0%	0%
Total	34%	34%
Valuation allowance	-34%	-34%
Total deferred tax asset	0%	0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $(6,579) and $1,352 in 2010 and 2009, respectively. No tax benefits have been recorded for the nondeductible (tax) expenses (including stock for services) totaling $17,624,208.

As of December 31, 2010, the Company had federal and state net operating loss carryforwards as follows of $6,640,437 which will expire at various times through the year 2030.

NOTE C—CONCENTRATION

The Company is either a prime or sub contractor on contracts with the Information Management Support Center U.S. Army and GOMO/SLD. Loss of these contracts could have a material effect upon the Company’s financial condition and results of operations.

NOTE D—SEGMENT REPORTING

Net sales and Profit/ (Loss) by Segment for the three months ended June 30, 2011 and 2010 are broken down as follows:

Net Sales by Segment	For the 3 months ended June 30, 2011
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 495,049	$ -	$ -	$ 495,049
Cost of Sales	215,606	-	-	215,606
Gross Profit	$ 279,443	$ -	$ -	$ 279,443

Profit/(Loss) by Segment	For the 3 months ended June 30, 2011
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ 76,797	$ (297)	$ (2,263)	$ 74,238

Net Sales by Segment	For the 3 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 459,679	$ -	$ -	$ 459,679
Cost of Sales	264,142	-	-	264,142
Gross Profit	$ 195,537	$ -	$ -	$ 195,537

Profit/(Loss) by Segment	For the 3 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ (14,682)	$ -	$ (1,708)	$ (16,390)

Net sales and Profit/ (Loss) by Segment for the six months ended June 30, 2011 and 2010 are broken down as follows:

Net Sales by Segment	For the 6 months ended June 30, 2011
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 970,138	$ -	$ -	$ 970,138
Cost of Sales	$ 487,257	-	-	487,257
Gross Profit	$ 482,881	$ -	$ -	$ 482,881

Profit/(Loss) by Segment	For the 6 months ended June 30, 2011
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ 125,783	$ (673)	$ (2,903)	$ 122,206

Net Sales by Segment	For the 6 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 905,955	$ -	$ -	$ 905,955
Cost of Sales	530,441	-	-	530,441
Gross Profit	$ 375,514	$ -	$ -	$ 375,514

Profit/(Loss) by Segment	For the 6 months ended June 30, 2010
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ (413,406)	$ -	$ (3,412)	$ (416,818)

NOTE E—PENSION PLAN

The Company has a 401(k) plan which is administered by a third-party administrator. Individuals who have been employed for one month and reached the age of 21 years are eligible to participate. Employees may contribute up to the legal amount allowed by law. The Company matches one quarter of the employee’s contribution up to a maximum of 4% of the employee’s wages. Employees are vested in the Company’s contribution 25% a year and are fully vested after four years. The Company’s contributions for the three months ended June 30, 2011 and 2010 were $3.527 and $3,855, respectively. The Company’s contribution for the six months ended June 30, 2011 and 2010 were $7,713 and $7,090, respectively.

NOTE F—COMMITMENTS/LEASES

The Company entered into a new lease agreement on September 20, 2010 for office space. The lease agreement is a month to month agreement that will automatically renew for consecutive periods of one month, for up to twelve months. The monthly fees range between $275 and $450. Total future payments through December 31, 2011 are $3,300.

Total rent expense for the three months ended June 30, 2011 and 2010 was $1,047 and $4,456, respectively. Total rent expense for the six months ended June 30, 2011 and 2010 was $2,297 and $8,852.

NOTE G—RELATED PARTIES

The Company has a Note Receivable with one of its officers and major shareholders. The note is payable on demand and bears 8% interest per annum. The outstanding balance as of June 30, 2011 is $219,284.

Outstanding Interest Receivable as of June 30, 2011 is $34,663.

The above Related Party Loan is secured by 8,000,000 shares of stock owned by the related party.

NOTE H—NET INCOME/ (LOSS) PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the three months ended June 30, 2011 and 2010 are as follows:

	For the 3 months ended June 30, 2011			For the 3 Months Ended June 30, 2010
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Net Income/(Loss)	$ 74,238			$ (16,390)
Basic EPS
Income available to common stockholders	74,238	36,311,640	$ 0.00	(16,390)	35,698,977	$ 0.00
Effect of Dilutive Securities
Warrants
Convertible preferred stock		29,713			29,713
Diluted EPS
Net Income/(Loss)	74,238	36,341,353	$ 0.00	(16,390)	35,728,690	$ 0.00

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the six months ended June 30, 2011 and 2010 are as follows:

	For the 6 months ended June 30, 2011			For the 6 Months Ended June 30, 2010
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Net Income/(Loss)	$ 122,206			$ (416,818)
Basic EPS
Income available to common stockholders	122,206	36,311,640	$ 0.00	(416,818)	35,698,877	$ 0.00
Effect of Dilutive Securities
Warrants
Convertible preferred stock		29,713			29,713
Diluted EPS
Net Income/(Loss)	122,206	36,341,353	$ 0.00	(416,818)	35,728,590	$ 0.00

NOTE I—LINE OF CREDIT

Two of the Company’s subsidiaries have lines of credit with Bank of America. The line of credit for CKO is 14.75% interest and the line of credit for CYIOS Group (China Print) is 9.25%. The outstanding balances of the line of credit by Subsidiary as of June 30, 2011 are as follows:

CKO	$ 34,989
CYIOS Group	$ 6,282
$ 41,271

NOTE J—CONVERTIBLE NOTE PAYABLE

On January 5, 2010, the company received proceeds from a Note Payable (“Note”) due to an outside party in the amount of $50,000. A total of 4,761,905 shares have been placed in reserve if the Note Payable is converted. On August 20, 2010, $2,000 of the principal balance was converted into 133,333 common shares of CYIOS Corporation stock. On October 19, 2010, $4,000 of the principal balance was converted into 540,541 common shares of CYIOS Corporation stock. On December 13, 2010, $8,000 of the principal balance was converted into 888,889 common shares of CYIOS Corporation stock. As of December 31, 2010 the total Note Payable outstanding was $36,000.

The Company paid off the remaining principal balance of $36,000 on January 26, 2011 in full satisfaction of the outstanding Note Payable. The remaining shares not issued for conversion in the amount of 3,199,142 were removed from reserve.

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

CYIOS Corporation

Washington, DC

We have audited the accompanying consolidated balance sheet of CYIOS Corporation (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of CYIOS Corp. as of and for the year ended December 31, 2009 were audited by other auditors whose report was dated February 23, 2010.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CYIOS Corporation as of December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

April 15, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors and stockholders of Cyios Corporation

We have audited the accompanying consolidated balance sheet of Cyios Corporation as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyios Corporation as of December 31, 2009 and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Jewett, Schwartz, Wolfe and Associates

Hollywood, Florida

February 23, 2010

CYIOS Corporation and Subsidiaries
Consolidated Balance Sheets

	As of	As of
	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 27,603	$ 76,448
Accounts Receivable	172,937	114,596
Prepaid and Other Current Assets	102,620	101,697
TOTAL CURRENT ASSETS	303,160	292,741

FIXED ASSETS, NET	1,436	2,220

OTHER ASSETS
Related Party Loan	219,284	234,284
TOTAL OTHER ASSETS	219,284	234,284

TOTAL ASSETS	$ 523,880	$ 529,245

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Line of Credit	$ 51,467	$ 71,100
Convertible Note Payable	36,000	-
Accounts Payable	9,452	4,045
Accruals and Other Payables	60,888	95,476
TOTAL LIABILITIES	157,808	170,621

STOCKHOLDERS' EQUITY
Convertible Preferred Stock ($.001 par value, 5,000,000 authorized: 29,713 and 29,713 issued and outstanding)	30	30
Common Stock ($.001 par value, 100,000,000 shares authorized: 37,711,640 and 30,148,877 shares issued and outstanding)	37,711	30,149
Additional Paid-in-Capital	24,592,976	24,199,038
Accumulated Deficit	(24,264,645)	(23,870,593)
TOTAL STOCKHOLDERS' DEFICIT	366,072	358,624

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 523,880	$ 529,245

See the accompanying notes

CYIOS Corporation and Subsidiaries
Consolidated Statements of Operations

	For the years ended December 31,
	2010	2009
SALES AND COST OF SALES
Sales	$ 1,849,804	$ 1,881,897
Cost of Sales	1,078,841	1,094,786
Gross Profit	770,964	787,111

EXPENSES
Selling, general and administrative	94,933	68,885
Payroll Expense--Indirect Labor	595,592	598,225
Consulting and Professional Fees Expense	67,181	55,909
Payroll Expense--Stock Compensation	350,000	-
Consulting Expense--Stock Compensation	66,167	81,208
Depreciation	784	784
TOTAL EXPENSES	1,174,656	805,011

Net Income/(Loss) from Operations	(403,692)	(17,900)

OTHER INCOME/(EXPENSE)
Interest Income--Related Party	17,741	5,120
Interest Expense	(8,100)	(8,264)
NET OTHER INCOME/(EXPENSE)	9,641	(3,144)

PROVISION FOR INCOME TAXES	-	-

NET INCOME/(LOSS) FROM CONTINUING OPERATIONS	(394,051)	(21,044)

NET INCOME/(LOSS) FROM DISCONTINUED OPERATIONS	-	17,068

Net Income/(Loss)	$ (394,051)	$ (3,976)

Net income/(loss) per share--basic and fully diluted	$ (0.01)	$ (0.00)
Weighted average shares outstanding--basic and fully diluted	36,836,542	27,828,635

See the accompanying notes

CYIOS Corporation and Subsidiaries
Consolidated Statement of Stockholders' Deficit

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Totals
Balances, December 31, 2008	29,713	$ 30	26,857,210	$ 26,857	$ 24,014,663	$ (23,866,618)	$ 174,932
Shares issued for consulting services	-	-	2,366,667	2,367	159,300	-	161,667
Shares issued to employees	-	-	125,000	125	5,875	-	6,000
Shares sold	-	-	800,000	800	19,200	-	20,000
Net Income (loss)	-	-	-	-	-	(3,976)	(3,976)
Balances, December 31, 2009	29,713	$ 30	30,148,877	$ 30,149	$ 24,199,038	$ (23,870,594)	$ 358,623
Shares issued for consulting services	-	-	1,000,000	1,000	36,500	-	37,500
Shares issued to executive officer as a bonus	-	-	5,000,000	5,000	345,000	-	350,000
Portion of Note Payable converted to Shares	-	-	1,562,763	1,562	12,438	-	14,000
Net Income (loss)	-	-	-	-	-	(394,051)	(394,051)
Balances, December 31, 2010	29,713	$ 30	37,711,640	$ 37,711	$ 24,592,976	$ (24,264,645)	$ 366,072

See the accompanying notes

CYIOS Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	For the years ended
	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income/(loss)
From Continuing Operations	$ (394,051)	$ (21,044)
From Discontinued Operations	-	17,068
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	784	784
Value of Shares Issued for consulting/employee services	387,500	167,667
Note Payable Converted into Shares	14,000	-
Reduction in Liabilities from Discontinued Operations	-	(17,068)
Changes in Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	(58,341)	(91,415)
(Increase)/Decrease in Prepaid and Other Current Assets	(923)	(85,579)
Increase/(Decrease) in Accruals and Other Payables	(34,588)	73,029
Increase/(Decrease) in Accounts Payable	5,407	(25,000)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(80,212)	18,442
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase)/Decrease in Related Party Loan	15,000	28,228
NET CASH PROVIDED BY OPERATING ACTIVITIES	15,000	28,228
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	-	20,000
Proceeds Received from Payments made on Stock Subscription Receivable	-	-
Proceeds from Issuance of Convertible Note Payable	50,000	-
Principal Reduction on Convertible Note Payable--shares issued	(14,000)
Principal Payments Made on line of Credit	(19,633)	(17,292)
Proceeds Received from Draw on Line of Credit	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	16,367	2,708
NET INCREASE/(DECREASE) IN CASH AND
CASH EQUIVALENTS	(48,845)	49,378
CASH AND CASH EQUIVALENTS:
Beginning of Period	76,448	27,070

End of Period	$ 27,603	$ 76,448
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$ 8,100	$ 8,264
Taxes	$ -	$ -
NON CASH INVESTING AND FINANCING ACTIVITIES:
Stock Issued for Prepaid Consulting Services	$ 37,500	$ 89,833
Stock Issued for Consulting Services/Employee Bonus	$ 356,000	$ 77,834
Stock Issued for a portion of Convertible Note Payable	$ 14,000	$ -

See the accompanying notes

Notes to Financial STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity— The consolidated financial statements of CYIOS Corporation (The Company), includes its subsidiary by the same name CYIOS Corporation and CKO, Inc. The Company, through its subsidiary CYIOS Corporation does business as a leading systems integrator and Knowledge Management Solutions provider supporting the DoD and Government. The company contracts its services for single and multiple year awards to different DoD and US Government agencies. CKO Inc. owns a custom designed online office management product. The company launched this product in November of 2005 to the general public and commercial businesses.

Consolidation—The consolidated financial statements include the accounts of the Company and its Subsidiaries, after all eliminations of all intercompany accounts and transactions.

Cash and Cash Equivalents—For purposes of the Consolidated Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—The Company derives revenue primarily from the sale and service of information technology services to the government. In accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”), revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, collectability is reasonably assured, contractual obligations have been satisfied and title and risk of loss have been transferred to the customer.

Revenues are recognized based on completion of a project and acceptance by the customer.

Selecting the appropriate revenue recognition method involves judgment based on the contract and can be complex depending upon the structure and terms and conditions of the contract.

Contract claims are unanticipated additional costs incurred but not provided for in the executed contract price that we seek to recover from the customer. Such costs are expensed as incurred. Additional revenue related to contract claims is recognized when the amounts are awarded by the customer.

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the consolidated financial statements.

Advertising Costs—Advertising costs are expensed as incurred. For the years ended December 31, 2010 and 2009, the company incurred $9,690 and $9,784 respectively.

Net Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carryforwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable and payables approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible. For the years ended December 31, 2010 and 2009, the following amounts by subsidiary were deemed uncollectible and written off as bad debts. Outstanding Accounts Receivable as of December 31, 2010 was $172,937 (CYIOS Subsidiary) and as of December 31, 2009 was $114,596 (CYIOS Subsidiary).

Impairment of Long-Lived Assets—. Using the guidance of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Property and Equipment—Property and equipment is stated at cost. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment remaining from five to seven years. New computer equipment assets in the amount of $3,917 were purchased in 2007. These assets will be depreciated of their estimated useful life which the Company has determined to be 5 years. Total depreciation expense for the year ended December 31, 2010 was $784 and for the year ended December 31, 2009 was $784.

Recent Accounting Pronouncements— In July 2010, the FASB issued Accounting Standard Update No. 2010-20 (ASU No. 2010-20) “Receivables” (Topic 310). ASU No. 2010-20 provides financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. This update is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. The amendments in this update apply to both public and nonpublic entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value. The objective of the amendments in ASU No. 2010-20 is for an entity to provide disclosures that facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (2) How that risk is analyzed and assessed in arriving at the allowance for credit losses and (3) The changes and reasons for those changes in the allowance for credit losses. The entity must provide disclosures about its financing receivables on a disaggregated basis. For public entities ASU No. 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. For nonpublic entities ASU No. 2010-20 will become effective for annual reporting periods ending on or after December 15, 2011. The Company is evaluating the impact ASU No. 2010-20 will have on the financial statements.

In August 2010, the FASB issued Accounting Standard Updates No. 2010-21 (ASU No. 2010-21) “Accounting for Technical Amendments to Various SEC Rules and Schedules” and No. 2010-22 (ASU No. 2010-22) “Accounting for Various Topics – Technical Corrections to SEC Paragraphs”. ASU No 2010-21 amends various SEC paragraphs pursuant to the issuance of Release no. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies. ASU No. 2010-22 amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics. Both ASU No. 2010-21 and ASU No. 2010-22 are effective upon issuance. The amendments in ASU No. 2010-21 and No. 2010-22 will not have a material impact on the Company’s financial statements.

Other ASUs not effective until after September 30, 2010, are not expected to have a significant effect on the Company’s consolidated financial position or results of operations.

NOTE B—FINANCING FACILITY

During the year ended December 31, 2003 the Company entered into an accounts receivable financing facility for a maximum of $500,000 with an unrelated third party. Collateral for the facility is a first security interest in all corporate assets and a personal guarantee of the Company’s shareholder. The Company pays a 2% fee for each advance and interest accrues on all advances at a floating rate, at the prime rate published in the Wall Street Journal plus 2% (5.25% at December 31, 2010). The Company is advanced 90% of all government contract invoices. The advances are used for general corporate working capital. Residual, or holdback amounts, less fees and interest, are remitted to the Company when payments are received from the government. Substantially all of the Company’s revenue stream and accounts receivables are factored through this facility.

NOTE C—INCOME TAXES

Due to the prior years’ operating losses and the inability to recognize an income tax benefit therefrom, there is no provision for current or deferred federal or state income taxes for the year ended December 31, 2010.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2010 is as follows:

Total Deferred Tax Asset	$ 2,257,748
Valuation Allowance	(2,257,748)
Net Deferred Tax Asset	-

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Income tax computed at the federal statutory rate	34%	34%
State income tax, net of federal tax benefit	0%	0%
Total	34%	34%
Valuation allowance	-34%	-34%
Total deferred tax asset	0%	0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by $(4,760) and $1.352 in 2010 and 2009, respectively. No tax benefits have been recorded for the nondeductible (tax) expenses (including stock for services) totaling $17,624,208.

As of December 31, 2010, the Company had federal and state net operating loss carryforwards as follows of $6,645,787 which will expire at various times through the year 2030.

NOTE D—CONCENTRATION

The Company is either a prime or sub contractor on contracts with the Information Management Support Center U.S. Army and GOMO/SLD. Loss of these contracts could have a material effect upon the Company’s financial condition and results of operations.

NOTE E—SEGMENT REPORTING

The Company has four reportable segments—CYIOS, CYIOS Group, and CKO:

Net Sales by Segment	For the year ended December 31, 2010
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 1,849,804	$ -	$ -	$ 1,849,804
Cost of Sales	$ 1,078,841	-	-	1,078,841
Gross Profit	$ 770,964	$ -	$ -	$ 770,964

Profit/(Loss) by Segment	For the year ended December 31, 2010
	CYIOS	CYIOS Group	CKO	Totals
Net (Loss)	$ (383,304)	$ (1,737)	$ (10,009)	$ (394,051)

Net Sales by Segment	For the year ended December 31, 2009
	CYIOS	CYIOS Group	CKO	Totals
Sales, net	$ 1,881,897	$ -	$ -	$ 1,881,897
Cost of Sales	1,094,786	-	-	1,094,786
Gross Profit	$ 787,111	$ -	$ -	$ 787,111

Profit/(Loss) by Segment	For the year ended December 31, 2009
	CYIOS	CYIOS Group	CKO	Totals
Net Operating Profit/(Loss)	$ (13,119)	$ 2,331	$ (10,256)	$ (21,044)
Net (Loss)	$ (13,119)	$ 19,399	$ (10,256)	$ (3,976)

The accounting policies used for segment reporting are the same as those described in Note A “Summary of Significant Accounting Policies”;

NOTE F—EQUITY

Common Shares

The Company is authorized to issue 100,000,000 shares of $.001 par value stock and as of December 31, 2010 the Company had 37,711,640 shares outstanding. During 2010 and 2009, the Company issued the following shares of common stock:

During 2010, the Company issued 7,562,763 common shares to investors, employees, and consultants. The shares issued as stock compensation were valued at the fair market value price at date of issuance. The issuance of the shares and the value is detailed in the following table:

Month/Description of transaction	Number of shares	Price per share	Total Value

March 16, 2010—Officer Stock Bonus	5,000,000	$ 0.0700	$ 350,000
March 24, 2010—Consulting Services	100,000	$ 0.0600	$ 6,000
March 31, 2010—Consulting Services	450,000	$ 0.0400	$ 18,000
August 20, 2010—Debt Conversion	133,333	$ 0.0150	$ 2,000
October 19, 2010—Debt Conversion	540,541	$ 0.0074	$ 4,000
October 27, 2010—Consulting Services	450,000	$ 0.0300	$ 13,500
December 13, 2010—Debt Conversion	888,889	$ 0.0090	$ 8,000
Total	7,562,763		$ 401,500

During 2009, the Company issued 3,291,667 common shares to investors, employees, and consultants. The shares issued as stock compensation were valued at the fair market value price at date of issuance. The issuance of the shares and the value is detailed in the following table:

Month/Description of transaction	Number of shares	Price per share	Total Value

January 29, 2009—Employee Bonus	100,000	$ 0.05	$ 4,500
January 29, 2009—Consulting Services	550,000	$ 0.05	$ 27,500
February 9, 2009—Employee Bonus	25,000	$ 0.06	$ 1,500
May 1, 2009*--Consulting Services	100,000	$ 0.14	$ 14,000
May 13, 2009—Consulting Services	400,000	$ 0.05	$ 20,000
October 5, 2009—Consulting Services	1,400,000	$ 0.07	$ 98,000
October 28, 2009—Consulting Services	316,667	$ 0.07	$ 22,167
December 17, 2009*--Consulting Services	400,000	$ -	$ -
Total	3,291,667		$ 187,667

*These shares were sold in May 2009.

Preferred Shares

The Company is authorized to issue 5,000,000 shares of $.001 par value, non-voting, convertible preferred shares. The preferred shares are convertible to common shares at a 1 to 1 ratio. As of December 31, 2010, the Company had 29,713 preferred shares outstanding. During 2010 and 2009, the Company did not issue any preferred shares of stock.

NOTE G—Stock options and warrants

On April 21, 2006, the Company’s board of directors approved the 2006 Employee Stock Option Plan (the “2006 Plan”). The 2006 Plan provides for the issuance of a maximum of 3,000,000 shares of common stock in connection with stock options granted thereunder, plus an annual increase to be added on the first nine anniversaries of the effective date of the 2006 Plan, equal to at least (i) 1% of the total number of shares of common stock then outstanding, (ii) 350,000 shares, or (iii) a number of shares determined by the Company’s board of directors prior to such anniversary date. The 2006 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee made up of not less than 2 members of appointed by the Company’s board of directors. Participation in the 2006 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2006 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of our common stock on the date of grant. Awards granted pursuant to the 2006 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Company’s board of directors.

On April 21, 2006 the Company filed a registration statement on Form S-8 with the SEC registering 3,000,000 shares of common stock for issuance upon exercise of options granted pursuant to the 2006 Plan. As of December 31, 2010, options to acquire 1,812,300 shares of common stock were granted and exercised and there are 1,187,700 shares available for issuance under the 2006 Plan.

On November 12, 2007, the Company’s board of directors approved the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the issuance of a maximum of 3,500,000 shares of common stock in connection with awards granted thereunder, which may include stock options, restricted stock awards and stock appreciation rights. The 2007 Plan has a term of 10 years and may be administered by the Company’s board of directors or by a committee appointed by the Company’s board of directors (the “Committee”). Participation in the 2007 Plan is limited to employees, officer, directors and consultants of the Company and its subsidiaries. Incentive stock options granted pursuant to the 2007 Plan must have an exercise price per share not less than 100%, and non-qualified stock options not less than 85%, of the fair market value of the Company’s common stock on the date of grant. Awards granted pursuant to the 2007 Plan may not have a term exceeding 10 years and will vest upon conditions established by the Committee.

On November 29, 2007 the Company filed a registration statement on Form S-8 with the SEC registering 3,500,000 shares of common stock for issuance upon exercise of options granted and exercised pursuant to the 2007 Plan. As of December 31, 2010, options to acquire 2,054,000 shares of common stock were granted and exercised and there are 1,210,700 shares available for issuance under the 2007 Plan.

Outstanding stock options granted as of December 31, 2010 are as follows:

	Stock/Options	Weighted average price per share	Aggregate intrinsic value
Outstanding at December 31, 2008	2,014,284	0.13	261,857
For the year ended December 31, 2009
Granted	3,291,667	0.06	197,500
Options forfeited or expired	(2,014,284)	0.13	(261,857)
Exercised in 2009	(3,291,667)	0.06	(197,500)
Outstanding at December 31, 2009	-	0.13	-

For the period ended December 31, 2010
Granted	-	-	-
Exercised	-	-	-
Outstanding at December 31, 2010	-	-	-

Under the fair value recognition provisions of SFAS No. 123(R), stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period of the award. The Company has awarded stock-based compensation as restricted stock.

All of the options granted in each of the two years ended December 31, 2010 and 2009 were immediately vested upon grant and were immediately exercised upon grant too.

The weighted-average exercise prices for options outstanding at the beginning and end of the two years ended December 31, 2010 did not change. The method used to estimate the fair value of the awards granted under the share-based payment arrangements was the value of the stock at the date the stock option was granted because on this same date the options were exercised. The stock options granted and exercised were immediately vested.

Compensation expense for common stock is recognized on the date of the grant at the closing price of the stock on the date of the grant because the options are immediately exercised on that same date

For the years ended December 31, 2010 and 2009 included stock-based compensation of $387,500 and $167,667, respectively.

The Company does not have any unrecognized stock-based compensation expense at December 31, 2010.

NOTE H—PENSION PLAN

The Company has a 401(k) plan which is administered by a third-party administrator. Individuals who have been employed for one month and reached the age of 21 years are eligible to participate. Employees may contribute up to the legal amount allowed by law. The Company matches one-fourth of the employee’s contribution up to a maximum of 4% of the employee’s wages. Employees are vested in the Company’s contribution 25% a year and are fully vested after four years. The Company’s contributions for the years ended December 31, 2010 and 2009 were $14,768 and $13,294 respectively.

NOTE I—COMMITMENTS/LEASES

The Company entered into a lease agreement on July 8, 2005 for office space. The current lease agreement was signed in September 2010 and is in effect for 12 months. Under this new agreement the monthly fees have been reduced from approximately $1,000 per month to $450 per month. The Company’s estimated future yearly minimum lease obligations are as follows:

Year	Amount
2011	$ 3,300
2012	3,630
2013	3,993
2014	4,392
2015	4,832
Total	20,147

Total rent expense for 2010 and 2009 was $15,150 and $17,715 respectively.

NOTE J—RELATED PARTIES

The Company has a Note Receivable with one of its officers and major shareholders. The note is payable on demand and bears 8% interest per annum. The outstanding balance as of December 31, 2010 is $219,284.

Annual payments including principal and interest are as follows:

Year	Interest and Principle Payments
2011	$ 31,926
2012	31,926
2013	31,926
2014	31,926
2015	31,926
2016 and thereafter	122,977
Total Interest and Principle Payments	$ 282,608

NOTE K—LINE OF CREDIT

Two of the Company’s subsidiaries have lines of credit with Bank of America. The line of credit for CKO is 14.73% interest and the line of credit for China Print, Inc. is 9.25%. The outstanding balances of the line of credit by Subsidiary as of December 31, 2010 are as follows:

CKO (Timothy Carnahan is the guarantor)	$ 39,861
CYIOS Group	11,607
$ 51,468

NOTE L—LIABILITIES OF DISCONTINUED OPERATIONS

In 2009, Management wrote off $17,068 in accounts payable that pertained to amounts owed by WorldTeq Corporation to various vendors. These amounts have been sitting on the books since 2003 and 2004 and no attempt has been made by the vendors to collect these amounts.

Management believes that these amounts were already paid and not written off the books prior to the merger in 2005.

The Income from Discontinued Operations (WorldTeq Corporation) was $0 and $17,068 for the years ended December 31, 2010 and 2009. The Company has closed out and dissolved WorldTeq Corporation as of December 31, 2009.

NOTE M—NET INCOME/ (LOSS) PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the years ended December 31, 2010 and 2009 are as follows:

	For the year ended December 31, 2010			For the year ended December 31, 2009
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Net Income/(Loss)	$ (394,051)			$ (3,976)
Basic EPS
Income available to common stockholders	(394,051)	34,839,166	$ (0.01)	(3,976)	27,798,922	$ 0.00
Effect of Dilutive Securities
Warrants
Convertible preferred stock		29,713			29,713
Diluted EPS
Net Income/(Loss)	(394,051)	36,836,542	$ (0.01)	(3,976)	27,828,635	$ 0.00

NOTE N—CONVERTIBLE NOTE PAYABLE

On January 5, 2010, the company received proceeds from a Note Payable (“Note”) due to an outside party in the amount of $50,000. A total of 4,761,905 shares have been placed in reserve if the Note Payable is converted. On August 20, 2010, $2,000 of the principal balance was converted into 133,333 common shares of CYIOS Corporation stock. On October 19, 2010, $4,000 of the principal balance was converted into 540,541 common shares of CYIOS Corporation stock. On December 13, 2010, $8,000 of the principal balance was converted into 888,889 common shares of CYIOS Corporation stock. As of December 31, 2010 the total Note Payable outstanding was $36,000.

The Company subsequently paid off the remaining principal balance of $36,000 on January 26, 2011 in full satisfaction of the outstanding Note Payable. The remaining shares not issued for conversion in the amount of 3,199,142 were removed from reserve.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$29
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$500
Legal fees and expenses	$2,500

Total	$5,029

All amounts are estimates.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
3.	a transaction from which the director derived an improper personal profit; and
4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;
2.	the proceeding was authorized by our Board of Directors;
3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;
4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

There were no previously unreported sales of unregistered securities during the fiscal years ended December 31, 2010 and 2009 or for the three and six month periods ended June 30, 2011 and 2010. All sales of securities are outlined in notes to the audited financial statements and all of those sales were registered securities.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended (1)
3.2	By-Laws (1)
5.1	Opinion of Gersten Savage LLP (2)
10.1	Drawdown Equity Financing Agreement (1)
10.2	Registration Rights Agreement (1)
23.1	Consent of Silberstein Ungar, PLLC
23.2	Consent of Jewett, Schwartz, Wolfe and Associates

(1) Previously filed as an exhibit to the Registration Statement on Form S-1/A filed on July 14, 2010.

(2) Previously filed as an exhibit with the pre-effective amendment no. 4 to the Registration Statement on Form S-1/A filed on August 30, 2010.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. ; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, on November 10, 2011.

CYIOS Corporation

By: /s/ Timothy Carnahan

Timothy Carnahan

President, Chief Executive Officer,

Principal Financial Officer, Principal

Accounting Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Timothy Carnahan

President, Chief Executive Officer,

Principal Financial Officer, Principal

Accounting Officer, Director

November 10, 2011